UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 17, 2009
GeoEye, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33015	20-2759725
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
21700 Atlantic Blvd.
Dulles, Virginia 20166
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 480-7500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On September 17, 2009, GeoEye, Inc. (the “Company”) issued a press release announcing its intent to raise up to $350.0 million in gross proceeds from an offering of its Senior Secured Notes due 2015, pursuant to a confidential offering memorandum in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended. A copy of the Company’s press release is furnished pursuant to Item 7.01 as Exhibit 99.1 to this Current Report on Form 8-K.
Additionally, on September 17, 2009, the Company re-confirmed its fiscal 2009 guidance.
The Company continues to estimate that for fiscal 2009:
•	revenue between $270 million to $280 million;

•	adjusted EBITDA in the range of $125 million to $133 million; and

•	earnings per share in the range of $1.10 per share to $1.37 per share.
These estimates represent management’s current expectations about the Company’s future financial performance based on information available at this time.
The information contained in this report shall not constitute an offer to sell or a solicitation of an offer to purchase any notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
The information contained in this Item 7.01 is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission or otherwise incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Cautionary Note Regarding Forward-Looking Statements
This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward- looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “may,” “will,” “intends,” “estimates,” “expects,” “should,” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. We have included important factors in the cautionary statements below, particularly under the heading “Risk Factors,” that we believe could cause our actual results to differ materially from the forward-looking statements that we make. Except as required by law, we do not intend to update information contained in any forward-looking statement we make.
The Company is hereby furnishing the following information regarding its business:

Except as otherwise indicated or as the context otherwise indicates, the terms “we,” “our,” “us,” “GeoEye” and “our company” refer to GeoEye, Inc. and its subsidiaries.

Our business

GeoEye is a premier global provider of Earth imagery, image processing services and imagery information products to government organizations and commercial businesses. We own and operate three Earth imaging satellites, GeoEye-1, IKONOS and Orbview-2, and three aircraft with advanced aerial imagery collection capabilities. GeoEye-1 is the world’s highest resolution commercial imaging satellite. In addition to our leading imagery collection capabilities, we are a global leader in the creation of enhanced imagery information products and services though our multi-source image production and processing facilities. Our products and services provide our customers with timely, accurate and accessible location intelligence. We serve the growing national and international demand for highly detailed imagery and precision mapping for applications such as national defense and intelligence, online imagery, environmental monitoring, urban planning, infrastructure planning and monitoring, resource management, and emergency preparedness. We own one of the largest commercial color digital satellite imagery libraries in the world, which contains high-resolution color imagery covering over 327 million square kilometers. We believe the combination of our satellite and aerial imaging capabilities, our enhanced image production and processing facilities and our color digital imagery library differentiate us from our competitors and enable us to deliver a comprehensive range of imaging products and services.

Our largest customer is the U.S. Government, which purchases most of its imagery through the National Geospatial-Intelligence Agency (“NGA”). The NGA acquires imagery and imagery-derived products on behalf of its clients, including U.S. defense forces and intelligence and law enforcement agencies. We have provided imagery services to the NGA since 1999 and, since 2004, the NGA has contracted with us to obtain access to our global imagery capabilities as part of its NextView Program, a satellite imagery and related services procurement program established in 2003. Our domestic commercial customers, including Google and Yahoo, use our digital imagery capabilities and our global imagery library to support commercial and online consumer applications. Our international customers include foreign governments and commercial customers that use our imagery for national defense and intelligence programs, agricultural, environmental and infrastructure monitoring and construction planning. We offer our imagery products and services directly to customers as well as through a worldwide network of resellers, regional distributors and select strategic partners.

Our three Earth imaging satellites are capable of collecting millions of square kilometers of imagery per year. GeoEye-1, which commenced commercial operations in February 2009, is currently the world’s highest resolution commercial imaging satellite. GeoEye-1 can capture targeted imagery within five meters of any point on the Earth’s surface with image location accuracy that we believe is twice that of our closest commercial competitor. It has the capability to capture images with color resolution of up to 1.65 meters, and black and white resolution of 0.41 meters, which is superior to any of our commercial competitors. GeoEye-1 has the capability to collect detailed digital imagery of up to 700,000 square kilometers in black and white or 350,000 square kilometers in color on a daily basis, as well as the capability to simultaneously capture color and black and white imagery. GeoEye-1 has the ability to accept image collection tasking directly from selected customers and to downlink specific imagery directly to these customers through an international network of affiliated ground stations. IKONOS was the first commercial high-resolution satellite in the industry and, like GeoEye-1, also has the ability to collect color digital imagery and to accept image collection tasking directly from selected customers, and to downlink specific imagery directly to these customers. Orbview-2 was the first commercial satellite to capture a set of color images of Earth in its entirety. See “—Recent developments” and “Risk factors.”

In addition to our satellites, we own and operate a dedicated fleet of three aircraft with advanced aerial imagery collection capabilities. We offer two main types of aerial imagery services: digital aerial imaging with ground resolution as detailed as four centimeters and light detection and ranging (“LiDAR”) imaging, a valuable tool in measuring and recording elevation data for use in three dimensional terrain/surface modeling. Our aerial imagery is primarily used by state and local governments in connection with infrastructure projects and land use monitoring activities.

In addition to our imagery collection business, we are a global leader in image processing services. These services involve taking basic satellite and aerial imagery and enhancing its content and accuracy to provide our customers with actionable information tailored to their specific needs. Our proprietary technology and engineering expertise also enables us to process images from multiple sources, and we are often asked by our customers to combine and improve the information and accuracy of imagery from other image providers. We operate four specialized, secure facilities, in which we process our enhanced imagery products and value-added imagery analysis from a wide variety of satellite and aerial sources on a customized basis for our customers. We are one of only five companies certified by the NGA to provide the U.S. Government with imagery for its principal global positioning and point fixing databases. Additionally, we are the only NGA-certified provider of this imagery that is also a provider of satellite Earth imaging services.

We also provide imagery information products, which combine imagery with third-party data to create a more sophisticated and customized information product. For example, our SeaStar fisheries information service (“SeaStar”), which is offered on a subscription basis, provides the commercial fishing industry with information, such as sea surface temperatures and currents as well as analysis of this information, to assist fishermen in locating fish more efficiently. We are also beginning to offer other subscription-based imagery information products, such as our Airport Mapping Databases, which are useful for our aviation as well as defense customers. In addition, we are enhancing our online search tools. With the successful launch in January 2009 of geoFUSE (Find, Use, Serve and Extend), our new web-based suite of search and discovery tools, our customers are now able to browse our image catalog archives, and quickly and easily locate and preview imagery for their specific needs.

For the twelve-month period ended June 30, 2009, we generated revenue and adjusted EBITDA of $194.4 million and $72.5 million, respectively. For the three months ended June 30, 2009, GeoEye-1’s first full fiscal quarter of commercial operation, we generated revenues and adjusted EBITDA of $72.7 million and $40.4 million, respectively.

Market opportunity

Based on the sources referred to below, we believe that the market for our satellite imagery, related production services and spatial information management services currently exceeds $5.6 billion. According to BCC Research, the imagery market we serve was approximately $850 million in 2007 and is estimated to grow to approximately $1.3 billion by 2012, a compounded annual growth rate (“CAGR”) of 9.3%. Frost & Sullivan estimates that the market for production services for Geographic Information Systems (“GIS”) was $1.9 billion in 2007. IDC estimates that the market for spatial information management services, which primarily includes software, was approximately $2.9 billion in 2007 and will grow to approximately $5.2 billion by 2012, a CAGR of 12.5%.

We believe increased demand for high-resolution images and enhanced imagery products and services has created new market opportunities for providers of premium imagery and specialized data enhancement services. The major growth drivers of our market include:

•	Growing demand from U.S. and international governments. Continuous initiatives to improve military effectiveness by integrating weapon platforms, sensor networks, and command and control, are driving demand for geospatial products and services that combine man-made and natural features with satellite imagery. The NGA and foreign governments have increased their reliance upon commercial remote-sensing satellite capabilities to provide unclassified Earth imagery for defense, intelligence, foreign policy, homeland security and civilian needs such as disaster relief.

•	Increasing demand for location-based information. The broad awareness and interest in spatial information generated by major Internet portals has increased commercial awareness of, and demand for, web-based location specific applications that utilize Earth imagery. Commercial enterprises are using imagery and other location-based information to help plan and manage business infrastructures and supply chains to capture efficiencies across functions. Business software and information service providers are also enhancing their products and services by incorporating imagery products and services. We believe the continued maturation of technologies such as GPS, RFID, intelligent networked sensors and cellular networks, will result in continuing and increased demand for large-scale mapping capabilities combined with up-to-date images and information for use in new and more powerful consumer applications. U.S. and foreign civil agencies are also using satellite imagery for many purposes, including establishing effective police and fire emergency routes and classifying land use for growth planning and tax assessments.

•	Increased demand for imaging processing services. We believe the market for imagery processing services is growing as a result of the increased consumer, commercial and governmental use of data enhanced images. Image processing involves enhancing the content and accuracy of basic imagery to provide customers with actionable information tailored to their specific needs. Growth in demand for up-to-date images with greater accuracy and resolution, and the need for image processing services and storage, will continue to drive demand for aggregation and automation of multiple streams of geospatial data.

•	Growing use of imagery to monitor economic development. Developing countries in Asia, Eastern Europe, and Latin and South America are experiencing significant infrastructure changes as a result of their economic growth and development. These countries, and commercial enterprises within these countries, are increasingly relying on Earth imagery for many purposes, such as building and maintaining current maps to monitor these changes and to plan infrastructure development.

Competitive strengths

We have several competitive strengths that differentiate us from our primary competitors, including:

•	Industry-leading image resolution and location accuracy. GeoEye-1 has the capability to collect, both individually and simultaneously, 0.41 meter resolution, black and white imagery, and 1.65 meter resolution, color imagery of the Earth’s surface. GeoEye-1 also offers geolocation accuracy within five meters, which means that our customers can map actual and man-made features to within five meters of their natural location on the Earth’s surface with image location accuracy that we believe is twice that of our closest commercial competitor.

•	Long-standing, strong, strategic relationship with U.S. Government. Our largest customer, the U.S. Government, has been highly supportive of the development of the commercial Earth imagery industry generally and has purchased imagery from us since October 1999. In September 2004, the NGA awarded us a significant contract as an imagery provider under its NextView Program and we have been providing imagery to the NGA under this program since that time. The NGA also provided us with over $200 million for the construction and launch of GeoEye-1 under the NextView Program. On December 9, 2008, we entered into a Service Level Agreement (“SLA”) with the NGA under which the NGA agreed to purchase GeoEye-1 imagery from us through November 30, 2009. In September 2009, we extended the SLA with the NGA until March 31, 2010. We believe that our nearly decade-long relationship with the NGA and our industry-leading imagery resolution and NGA-certified processing capabilities positions us to continue our relationship with the NGA under the NextView Program and other similar programs in the future.

•	Multi-source production and processing capabilities. We are uniquely positioned as the only commercial operator of a high-resolution imagery satellite that also operates multi-source production facilities certified by the NGA to provide the U.S. Government with imagery for its principal global positioning and point fixing databases. These facilities coupled with our proprietary process and expert personnel enable us to assimilate imagery information products from multiple sources, including images acquired from our satellites, U.S. and foreign government satellites, satellites operated by our largest competitors and aircraft. We believe that our advanced image processing facilities and capabilities have established us as an industry leader in the provision of advanced image processing products and services to both governmental and commercial customers.

•	Diversified revenue streams. The strength of our relationship with the U.S. Government has facilitated the growth of our international defense and intelligence and commercial businesses, and positions us well for future opportunities with these customers. For the year ended December 31, 2008, our international customers and North American commercial customers together represented approximately 62% of our revenues.

•	Strong global distribution network. Our acquisition of Space Imaging LLC (“Space Imaging”) in January 2006 established us as the leading commercial provider of satellite images and data delivered directly to customer accessible ground stations. We have further enhanced our legacy position by establishing a global distribution network for these products and services. This global distribution network consists of secure regional affiliate access facilities and distribution centers with direct downlinking capabilities, web-based search, discovery, and dissemination technology and a worldwide network of imagery product resellers. This distribution network gives us greater visibility into end-user market demand, product uses and strategy and allows us to offer bundled products and services with our high-resolution imagery.

•	Strong and experienced management team. Our management team combines deep knowledge, experience and technical expertise within the satellite imagery industry. Our senior management team has extensive experience in the satellite imagery industry, with a track record of innovation and growth. We successfully built and launched five satellites dating back to our first launch in 1997. Our significant expertise in building and launching satellites, developing relationships and implementing programs with the NGA, as well as other domestic and international customers has enabled us to increase the value proposition that we offer our customers.

Our strategy

With a broad range of imagery collection assets, world class image processing and production facilities, and a strong global distribution network, we are well positioned as a leading global provider of imagery and imagery information products. Key elements of our strategy to take advantage of our competitive position and grow our business include:

•	Build on our existing, geographically diverse customer base. We continue to build on our existing relationships with our customers and our international resellers so that we can offer value-added products and services to meet their needs. We remain committed to growing our geographically diverse customer base and driving growth through continued development of our relationships with international resellers and international ground stations.

•	Continue to deliver quality and timely imagery. Our ability to provide high-quality, accurate imagery to our customers in a timely manner is the foundation of our business. We plan to continue to provide high quality imagery and production services to our customers through GeoEye-1 and to deploy capital into research and development to augment and enhance our ability to service our customers.

•	Further expand our value-added products and service offerings. We believe our industry-leading image resolution, our proprietary production process and expert personnel establish us as a leader in the field of image production and enhancement. We have also recently expanded the production capacity of our facilities housing our classified and multi-source production operations. To support the growth of our aerial imagery operations, we have recently purchased a third aircraft with an additional digital mapping camera. We believe these and continued investments in our image enhancement and production capabilities will enable us to serve the next generation demand for customer specific satellite imagery products and services.

•	Further commercialize our industry-leading high-resolution imagery. We have developed new platforms and distribution technologies to make our imagery and products more accessible to our current and potential customers. We will seek to further commercialize our products and services to an increased variety of customers. For example, with the successful launch in January 2009 of geoFUSE, our new web-based suite of search and discovery tools, our customers are now able to browse our image catalog archives, and quickly and easily locate and preview imagery for their specific needs. We believe geoFUSE and our investment in establishing similar content delivery platforms will enable us to make our products and services available to a larger number of customers.

Products and services

We offer a wide range of imagery products and services, including satellite and aerial imagery, imagery processing, and production and advanced information solutions that provide our customers with imagery containing actionable information tailored to their specific needs.

Satellite imagery

We offer a wide range of satellite imagery products, which we divide into three general categories:

•	Geo. Our Geo product, the foundation of our imagery product line, is a map oriented image suitable for a wide range of uses. In addition to being suitable for visualization and monitoring applications, Geo images are delivered to our customers in a format capable of being processed into advanced imagery products using standard commercially available software and data.

•	GeoProfessional. Our GeoProfessional products consists of imagery that has been aligned and corrected by our staff of experienced production personnel to provide the most accurate and precise image currently available from a commercial satellite provider. Our production personnel also have the ability to combine various images into a single, highly detailed, comprehensive image. Available in various levels of accuracy, these products are suitable for feature extraction, change detection, base mapping and other similar applications.

•	GeoStereo. Providing a strong base for three-dimensional feature recognition, extraction and exploitation, our GeoStereo product provides at least two images of the same location at different angles to provide our customers with a three dimensional image of a given location. These products support a wide range of imagery applications such as digital elevation model creation, building height extraction, spatial layers, and three-dimensional feature extraction.

Aerial imagery

Our aerial imagery products are designed to support specific customer requests for high-resolution and accurate images. We offer two main types of aerial imagery collected by our dedicated fleet of three imaging aircraft: (1) digital aerial imaging; and (2) LiDAR imaging, in each case, through our MJ Harden facility. The use of digital aerial imaging provides our customers with a complete images easily stored in a data management system. LiDAR technology is a valuable tool for measuring and recording elevation data for use in topographic mapping and three dimensional terrain/surface modeling.

Production and other services

Our image production services are purchased by both U.S. Government and commercial customers, and typically entail the production of specific information products that are built to stringent customer specifications. We have developed multi-source processing systems that enable us to process raw data from a wide range of government and commercial sensors and merge the sources into precision information products in order to meet the needs of a wide range of customers. Our production services range from the generation of precision imagery-based products to the extraction of site-specific feature databases (i.e. airports, highways, and buildings).

Our production services, which are designed to increase the accuracy and precision of imagery, include the following processes:

•	Georectification—the orientation of objects in an image to their respective GPS coordinates, which results in a locationally accurate image;

•	Image Mosaicing—the combination of separate images into a seamless locationally accurate image;

•	Tonal Correction—the scientific correction of the color variations between the component images of a mosaic so that the image reflects a logical color structure; and

•	Orthorectification—the combination of multiple images of a single location to correct the geometric distortions inherent in a two-dimensional image, which results in a map-accurate overhead three-dimensional image.

Our production services include LiDAR elevation data, maps, topographic maps, digital orthophoto imagery, remote sensing services, survey and inventory services and GIS consulting and implementation. We also offer geospatial products and services to help develop and manage geospatial data to support documentation, resources inventory and engineering and development applications.

Advanced information solutions

We also provide imagery information solutions, which combine our imagery with real-time third-party data to create a sophisticated and customized information product for our customers. For example, our SeaStar marine information service, which is offered on a subscription basis, provides the commercial fishing industry with information, such as sea surface temperatures and currents as well as analysis of this information, to assist fishermen in locating fish more efficiently.

Customers

Our dedicated sales force sells our products and services to U.S. and foreign governments as well as commercial customers both domestically and abroad.

We sell our imagery through image collection orders, both satellite and aerial, and through our satellite imagery library, which currently comprises over 327 million square kilometers of imagery. Our imagery customers buy imagery from us through bulk sales arrangements, by the square kilometer, or by directly buying subscription-based access to one of our satellites and associated ground processing technology and support services. Certain of our international government customers pay for direct access to our satellites which give them the right to task the satellites and to receive direct downlinks from the satellite.

Domestic customers

U.S. Government

Our products and services are provided to the U.S. Government, including the national security community, foreign governments and North American and international commercial customers. Under the NextView Program, the NGA acquires imagery and imagery derived products on behalf of its clients in the U.S. defense, intelligence and law enforcement agencies. Other agencies of the U.S. Government that purchase satellite imagery include the U.S. Department of

Interior, U.S. Geological Survey, U.S. Fish and Wildlife Service, National Park Service, National Aeronautics and Space Administration, U.S. Air Force, U.S. Army and the U.S. Department of Agriculture. For the year ended December 31, 2008 and the six months ended June 30, 2009, we recognized aggregate revenues of $56.5 million and $76.1 million, respectively from the U.S. Government, which represented approximately 39% and 65% of our total revenues, respectively.

Commercial and Other

Our North American commercial customers, which represented 13% of our revenues for the year ended December 31, 2008, purchase both satellite and aerial imagery from us. Our North American commercial customers operate in a variety of different market segments, including on-line and precision mapping, infrastructure, oil and gas, environmental monitoring, agriculture, mining, utilities and transportation. Additionally, our distribution network of North American resellers gives us greater visibility into end market demand. An example of one of our North American commercial relationships is our multi-year agreement with Google to provide satellite imagery for its online applications.

International customers

Our international customer base, which represented 48% and 31% of our total revenues for the year ended December 31, 2008 and the six months ended June 30, 2009, respectively, is primarily comprised of foreign governments, but also includes international commercial customers. Most foreign countries currently do not have satellite collection programs as sophisticated as in the United States, and must either rely on limited aerial imagery collection for imagery applications or purchase imagery from reliable existing commercial satellites, including ours. Our international customers primarily use our imagery for national defense and intelligence programs; agricultural, environmental and infrastructure monitoring; and construction planning.

Many of our international customers purchase satellite images and data delivered directly to customer accessible ground stations. Certain international customers contract to purchase the right to send imagery collection orders directly to our satellite and to receive direct downlinks of imagery from our satellites within a particular coverage zone while the satellite is over their territory. Customers purchasing imagery in this manner enter into take-or-pay arrangements with us, which contracts generally have a duration of one to five years. Certain of the contracts entered into with our international affiliates prior to our acquisition of Space Imaging specified that IKONOS’ capacity over the affiliate’s territory was sold to the affiliate. However, we have modified this business model in connection with the launch of our newest satellite, GeoEye-1. We now retain a significant amount of GeoEye-1 capacity over all territories, including those in which we have international affiliates. In addition, we grant our international affiliates licenses to use and re-sell GeoEye-1 images collected by them in their territories; however, we retain the rights to those images outside of such territories. This change has provided us significantly greater flexibility to collect imagery for the U.S. Government and other customers, to reduce our cost of goods sold, to sell a significantly increased number of images to our customer base and to more effectively utilize our archive.

Business operations

Our business operations are structured to ensure timely, accurate and accessible delivery of our products and services to our global customers. To that end, we have established an integrated system that includes collection systems, production facilities and a global distribution system.

Collection systems

We own and operate satellite and aerial collection systems, including:

•	three low-Earth orbit, imaging satellites, including GeoEye-1, currently the most advanced imagery collection satellite commercially available;

•	one airplane with digital and light detection radar camera;

•	two airplanes each with a digital mapping camera, the second of which became operational during April 2009; and

•	a central U.S.-based ground system that controls the satellites and that receives, processes and archives their imagery and includes electronic cataloging and distribution capabilities. In addition, we also contract with facilities in Kiruna, Sweden; Tromso, Norway; and Troll, Antarctica that provide relay services to capture and transmit imagery to our production facilities.

The following table summarizes the primary characteristics of our satellites:

	GeoEye-1	IKONOS	OrbView-2
Principal application	National Security, Mapping, Oil and Gas, Infrastructure, Mining, Land Use, Land Planning	National Security, Mapping, Oil and Gas, Infrastructure, Mining, Land Use, Land Planning	Weather, Fishing, Agriculture, Scientific Research, Environmental Monitoring
Ground resolution	0.41 m Black and White, 1.65 m Color	0.82 m Black and White, 3.2 m Color	1 km to 4 km, Color
Accuracy	~5 m	~7.8 m	Not applicable
Scene width (or swath)	~15.2 km	~11 km	~2,800 km
Daily collection capacity	~350,000 sqkm. (color)	~200,000 sqkm. (color)	Not applicable
Revisit time	3 Days	1 Day at 45˚ 3 Days at 60˚	1 Day
Launch date	September 2008	September 1999	August 1997
Original design life(1)	7 years	5 years	5 years
Expected end of operational life(2)	2018	2010	2009(3)

(1)	The original design life is the minimum number of years, at a 75% probability, that a satellite is expected to operate based on our construction performance specifications.

(2)	Following actual launch, we estimate a satellite’s operational life, based upon a number of factors, including the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses or other causes. The actual operational life of a satellite can be affected by a number of factors, including the quality of construction, the supply of fuel, the expected gradual, environmental degradation of solar panels and other components, the durability of various satellite components and the orbit in which the satellite is placed. We cannot assure you that our satellites will operate as designed. We may experience in-orbit satellite failures or degradations in performance that could impair the commercial performance of our satellites, which could lead to lost revenue, an increase in our operating expenses, lower operating income or lost backlog.

(3)	During the last year OrbView-2 has on several occasions experienced operational anomalies related to various components. When these have occurred, OrbView-2 has switched into “safe-hold mode” in order to protect itself while our ground operations personnel work to restore its functionality, which has historically taken two weeks to several months. OrbView-2 is unable to provide imagery. OrbView-2 switched into safe-hold mode on September 15, 2009, and it continues to be in safe-hold mode as of the date hereof. In this state of minimal operation, OrbView-2 is unable to provide imagery. While we have historically had success in returning OrbView-2 to operational status from this mode, we cannot assure you when, if ever, OrbView-2 will return to its pre-safe hold mode operational status.

GeoEye-1

The GeoEye-1 satellite was launched in September 2008 and started commercial operations on February 5, 2009. NGA certified the imagery as meeting its specifications on February 20, 2009 at which point we commenced full operations. GeoEye-1 is currently the world’s highest-resolution color commercial remote-sensing satellite. GeoEye-1 has been designed to collect 0.41 meter (approximately equivalent to 16 inches) resolution black and white imagery (known in the industry as panchromatic) and 1.65 meter resolution color imagery (known in the industry as multispectral) of the Earth’s surface, both individually and simultaneously. It can collect up to up to 127 million square kilometers per year in the color mode, the more popular mode, or 255 million square kilometers per year in the black and white mode. Although imagery can be collected at this highest resolution for the U.S. Government, due to current U.S. licensing restrictions, its ground resolution must be reduced to no better than 0.5 meters before being made available for sale to non-U.S. Government customers. For more details on this restriction, see “Regulation—United States”. In addition to 0.5 meter ground resolution imagery, GeoEye-1 offers geolocation accuracy which is within five meters, which means that customers can map natural and man-made features to within five meters of their location on the Earth’s surface without ground control points. GeoEye-1 can downlink imagery to a customer whose ground station has the appropriate receiving equipment and has the ability to take simultaneous black and white and color imagery, allowing us to deliver black and white imagery to which color has been accurately added, yielding a color image with a higher resolution than would otherwise be available. GeoEye-1 can capture stereo images on the same pass, allowing us to provide digital elevation data. With respect to GeoEye-1, we currently carry $250.0 million in-orbit insurance, consisting of $63.0 million of in-orbit insurance in the event of the total loss of the satellite, expiring December 1, 2010 plus $187.0 million of in-orbit coverage to be paid if the satellite’s capabilities become impaired as measured against a set of specifications, of which $20.0 million expires on September 6, 2010, $117.0 million expires on December 1, 2010 and $50.0 million expires September 6, 2011.

IKONOS

The IKONOS satellite was launched in September 1999. GeoEye acquired it from Space Imaging in 2006. IKONOS provides 0.82-meter resolution black and white and 3.2-meter resolution color imagery with a geolocation accuracy of approximately 7.8 meters. IKONOS can collect about 200,000 square kilometers of imagery per day. Like GeoEye-1, IKONOS is designed to downlink imagery to a customer and to accept imaging collection orders directly from customers. In addition, like GeoEye-1, IKONOS has the ability to take simultaneous black and white and color imagery, allowing us to deliver black and white imagery to which color has been accurately added, yielding a color image with a higher resolution than would otherwise be available and can also capture multiple images of the same object images during a single orbital pass. With respect to IKONOS, we currently carry $20.0 million of in-orbit coverage to be paid if the satellite’s capabilities become impaired as measured against a set of specifications, expiring December 1, 2009.

OrbView-2

The OrbView-2 satellite was launched in August 1997. OrbView-2 collects 1.0 kilometer, low resolution color imagery and was the first commercial satellite to image the Earth’s entire surface daily in color. OrbView-2 downlinks imagery to both our primary and backup ground stations and to various regional receiving stations around the world. We provide OrbView-2 value-added products on a global basis to more than 280 vessels in the commercial fishing industry under our SeaStar Fisheries Information Service, where we couple imagery with third party weather forecasts and other data that allow these customers to better predict high yielding fishing areas. High-resolution imagery is not considered critical in this market. We also provide OrbView-2 imagery to researchers and the U.S. Government agencies for scientific and environmental applications. The satellite’s coverage supports a wide array of projects focusing on global change, global warming, and non-scientific applications for commercial fishing, environmental monitoring and naval operations. We do not maintain insurance against the loss of the OrbView-2 satellite.

Production Facilities

We operate four production facilities that provide advanced image processing products, engineering analysis and related services. We also co-operate or contract with other facilities that provide satellite control and communications services.

Ground stations

We own and lease a network of ground stations strategically located to optimise network operability and customer demand.

	Satellite	Satellite	Image Order
	Control	Communications	Tasking
Thornton, CO*	✓	✓	✓
Dulles, VA*	✓	✓	✓
Fairmont, WV		✓
Norman, OK		✓
Point Barrow, AK	✓		✓
Fairbanks, AK		✓	✓
Kiruna, Sweden	✓	✓	✓
Tromso, Norway	✓	✓	✓
Troll, Antarctia		✓	✓

* Production facilities.

Value-added production facilities

The following table summarizes the primary characteristics of our value added production facilities.

Location	Imagery Source			Level of Production
NGA
	Aerial	GeoEye	3rd Party	Basic	Advanced	Certified
St. Louis, MO	✓	✓	✓	✓	✓	✓

Thornton, CO		✓		✓	✓	✓

Dulles, VA		✓		✓	✓	✓

Mission, KS	✓	✓	✓	✓	✓	✓

Our two operations centers in Dulles, VA and Thornton, CO:

•	monitor and maintain the satellites’ proper orbit;
•	command the satellites as required for imagery collection;
•	maintain appropriate communication links with the satellites;
•	have ground station collection capabilities; and
•	ensure that electrical power and other operating variables stay within acceptable limits.

The Dulles, VA center sends imaging collection orders to GeoEye-1. The Thornton, CO center sends imaging collection orders to our IKONOS satellite and provides back up collection order capability for GeoEye-1. Our international regional affiliates can also send imaging collection orders to GeoEye-1 and IKONOS. The tasking process is complex and employs software systems to evaluate whether a customer’s tasking request is feasible. In order to be feasible, the satellite must be able to view the desired area on a certain day at the time it passes overhead. Additionally, adverse weather conditions, such as clouds or sun angle, may make it inadvisable to attempt to image a certain area on a certain day. The order must be received in time for processing and transmission to the satellite. The tasking system considers the relative priority of different requests by one customer or several customers and calculates the satellite’s ability to collect more than one task on the same pass.

Our St. Louis, MO image processing facility provides advanced image processing products, engineering analysis and related services to the U.S. Government and other commercial customers. The St. Louis facility can produce imagery products from various sources including from images acquired by U.S. Government satellites, our IKONOS satellite, the satellites operated by our U.S. competitor and many of the current international satellites, in addition to aerial imagery. Our St. Louis facility provides us with a unique competitive advantage as we believe that we are the only operator of a high-resolution imagery satellite that also operates a source-agnostic production facility that can assimilate imagery from any source to generate the sophisticated information products required by our customers.

Our MJ Harden facility in Mission, KS offers a range of geospatial products and services to help develop and manage geospatial data to support documentation, resources inventory and engineering and development applications.

Global Distribution Network

Our global distribution network consists of:

•	international regional affiliate satellite receiving and distribution centers with direct downlinking capabilities;

•	a worldwide network of imagery product resellers; and

•	web based search, discovery and dissemination technology.

The image processing centers receive imagery downlinked to multiple ground antennas and are equipped with numerous work stations that process and convert the digital imagery into imagery products. The centers are designed to archive the maximum number of high-resolution satellite images per day and have the capability to generate a variety of geospatial products for resale. Geospatial products refers to information products created by combining imagery with data related to geographic location, spatial relationships and other data.

Employees

At June 30, 2009, we had 535 employees, including 16 with doctorate degrees and 98 with masters degrees. As of June 30, 2009, approximately 65% of our employees had government security clearances. Generally, our employees are retained on an at-will basis. We have entered into employment agreements with certain of our key employees. Certain of our employees have non-competition agreements that prohibit them from competing with us for various periods following termination of their employment.

Recent developments

OrbView-2

When launched in 1997, OrbView-2 had an original design life of five years. While this satellite has outlived its original design life by seven years, during the last year it has on several occasions experienced operational anomalies related to various components. When these have occurred, OrbView-2 has switched into “safe-hold mode” in order to protect itself while our ground operations personnel work to restore its functionality, which has historically taken two weeks to several months. OrbView-2 is unable to provide imagery. OrbView-2 switched into safe-hold mode on September 15, 2009, and it continues to be in safe-hold mode as of the date hereof. While we have historically had success in returning OrbView-2 to operational status from this mode, we cannot assure you when, if ever, OrbView-2 will return to operational status. We estimate that if we are unable to restore OrbView-2’s operational status, it would have an impact of less than $400,000 on our revenues on an annualized basis. See “Risk factors.”

The Tender Offer and consent solicitation; redemption of Floating Rate Notes

We have commenced a cash tender offer for any and all of our outstanding Senior Secured Floating Rate Notes due 2012 (the “Floating Rate Notes”) and a concurrent solicitation of consents from holders thereof to certain proposed amendments to the indenture under which the Floating Rate Notes were issued (the “Floating Rate Notes Indenture”) to eliminate substantially all of the restrictive covenants and certain events of default and to modify certain other provisions contained therein (collectively, the “Tender Offer”).

Holders who validly tender their Floating Rate Notes in the Tender Offer and deliver their consents on or prior to 5:00 PM, New York City time, on September 24, 2009, the consent deadline for the Tender Offer, will receive, for each $1,000 in principal amount of Floating Rate Notes validly tendered, $1,070, plus accrued and unpaid interest on such principal amount of Floating Rate Notes (the “Total Consideration”). The Total Consideration includes a consent payment equal to $30 for each $1,000 principal amount of Floating Rate Notes tendered (the “Consent Payment”). Holders of Floating Rate Notes who validly tender their notes after the consent deadline and prior to midnight, New York City time, on October 8, 2009, the expiration date of the Tender Offer, will receive an amount of consideration equal to the Total Consideration minus the Consent Payment. Holders may not deliver consents without tendering their Floating Rate Notes, and holders may not tender their Floating Rate Notes without delivering consents.

The Tender Offer is subject to the satisfaction or waiver of certain other conditions, including securing financing in an amount sufficient to finance the payment of the consideration to holders of the Floating Rate Notes that participate in the Tender Offer and the Floating Rate Notes Redemption (as defined below) and all costs and expenses related thereto (the “Financing Condition”). We may, in our discretion, waive or modify any and all conditions to the Tender Offer.

Floating Rate Notes that have not been accepted and paid for in the Tender Offer will be redeemed on January 22, 2010 (the “Floating Rate Notes Redemption”) at a price of 104% of the principal amount thereof, plus any accrued and unpaid interest to the redemption date. Assuming satisfaction of the Financing Condition and the other conditions of the Tender Offer, will take the actions required to discharge the Floating Rates Indenture and release all liens on assets granted to secure the Floating Rate Notes (the “Floating Rate Notes Discharge”).

Summary historical consolidated financial data

We derived the summary historical consolidated financial data as of and for the years ended December 31, 2007 and 2008 presented below from our audited consolidated financial statements included in our reports filed with the SEC. The historical statement of operations data, statement of cash flows data for the three months ended March 31, 2008 and 2009 and the three months ended June 30, 2008 and 2009, and the summary historical consolidated balance sheet data as of June 30, 2009, have been derived from our unaudited condensed consolidated financial statements included in our reports filed with the SEC. GeoEye-1 commenced commercial operations in February 2009, and we have presented the financial information below because we believe a summary comparison of our results of operations for the first two 2009 fiscal periods of GeoEye-1’s operations is useful for investors. In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of only normal and recurring adjustments) necessary for a fair presentation of the data for the periods presented. Our historical results are not necessarily indicative of our future performance. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. You should read the summary historical consolidated financial data together with the other information contained in this Current Report on Form 8-K as well as the historical consolidated financial statements, including the related notes, appearing in our SEC filings.

					Three months ended
			Three months ended March 31,		June 30,
	December 31,		2008	2009	2008	2009
	2007	2008	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Statements of operations data:
Revenues	$183,023	$146,659	$35,912	$45,211	$34,219	$72,701
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	64,628	76,241	17,900	23,592	17,319	22,808
Depreciation and amortization	16,474	11,357	3,273	8,460	3,196	15,936
Selling, general and administrative	22,737	32,965	7,965	11,454	8,605	10,098
Inventory impairment and satellite impairment settlement(1)	—	3,296	1,150	—	(9)	—

Total operating expenses	103,839	123,859	30,288	43,506	29,111	48,842

					Three months ended
			Three months ended March 31,		June 30,
	December 31,		2008	2009	2008	2009
	2007	2008	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Earnings from operations	79,184	22,800	5,624	1,705	5,108	23,859
Interest expense, net	14,189	11,452	3,728	5,562	2,030	8,618
Other non-operating (income) expense(2)	(3,010)	1,000	—	—	—	—

Earnings (loss) before provision (benefit) for income taxes	68,005	10,348	1,896	(3,857)	3,078	15,241
(Benefit) provision for income taxes	39,535	(16,267)	2,713	(2,120)	3,636	5,689

Net income (loss)	$28,470	$26,615	$(817)	$(1,737)	$(558)	$9,552

Cash flow data:
Net cash provided by (used in) operating activities	$70,933	$(1,872)	$9,918	$725	$26,109	$(12,026)
Net cash (used in) investing activities	(32,441)	(124,187)	(29,321)	(16,069)	(16,858)	(33,456)
Net cash provided by (used in) financing activities	(6,107)	6,031	1,002	1,742	73	106
Capital expenditures	60,159	127,937	33,071	17,319	16,858	36,019
Other data:
Adjusted EBITDA(3)	$100,743	$39,707	$9,439	$10,637	$8,805	$40,352

			Six months ended
	Year ended		June 30, 2009
	December 31, 2008		(unaudited)

Ratio of earnings to fixed charges	—	(4)	1.63

	As of		As of
	December 31,		June 30,
	2007	2008	2009

Balance Sheet Data (at period end):
Cash, cash equivalents, and short-term investments	$234,324	$110,546	$47,755
Satellites, property, plant and equipment, net	$419,837	$510,893	$543,604
Total assets	$853,090	$794,605	$785,314
Total deferred revenue(5)	$203,635	$239,946	$248,223
Total debt	$246,789	$247,502	$247,859
Stockholders’ equity	$193,209	$230,404	$240,988

(1)	During 2008, we determined that $2.2 million of certain inventory costs related to a terminated customer contract should be written off. During the first quarter of 2008, we also had a $1.1 million post-launch in-orbit milestone payment obligation due to Orbital Sciences Corporation (“Orbital Sciences”) in connection with the ongoing performance of OrbView-3 that was written off in the first quarter of 2007 in conjunction with the loss of OrbView-3. The obligation was subsequently settled and paid in April 2008.

(2)	We recorded a loss of $36.1 million in the first quarter of 2007 due to the impairment of the OrbView-3 satellite. We submitted an insurance claim on June 8, 2007 and received the full proceeds during the third quarter of 2007 and recognized the net $3.0 million as non-operating gain. Also, during the fourth quarter of 2008 we impaired a cost-method investment in the amount of $1.0 million.

(3)	Adjusted EBITDA is a non-GAAP financial measure that represents net income (loss) before depreciation and amortization expenses, net interest income or expense, income tax expense (benefit), non-cash loss on inventory and investment impairments and non-cash stock compensation expense. We present adjusted EBITDA to enhance understanding of our operating performance. We use adjusted EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, adjusted EBITDA is not a recognized term under financial performance under GAAP, and our calculation of adjusted EBITDA may not be comparable to the calculation of similarly titled measures of other companies.

The use of adjusted EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	it does not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	it does not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	it does not reflect cash requirements for the payment of income taxes when due;

•	it does not reflect working capital requirements;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as net earnings, to measure our performance.

The definition of adjusted cash EBITDA differs from adjusted EBITDA as presented above. The principal difference is that adjusted cash EBITDA excludes the amortization of NextView Program cost share revenue related to our NGA contract. The following table is a reconciliation of net income (loss) to adjusted EBITDA and further reconciliation of adjusted EBITDA to adjusted cash EBITDA:

			Three months ended		Three months ended
			March 31,		June 30,
	December 31,		2008	2009	2008	2009
	2007	2008	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income (loss)	$28,470	$26,615	$(817)	$(1,737)	$(558)	$9,552
Add:
Interest expense, net	14,189	11,452	3,728	5,562	2,030	8,618
Provision (benefit) for income taxes	39,535	(16,267)	2,713	(2,120)	3,636	5,689
Depreciation and amortization	16,474	11,357	3,273	8,460	3,196	15,936
Non-cash loss on inventory and investment impairments	—	3,154	—	—	—	—
Non-cash stock-based compensation expense	2,075	3,396	542	472	501	557

Adjusted EBITDA	$100,743	$39,707	$9,439	$10,637	$8,805	$40,352

Less:
NextView Program cost share revenue recognition	—	—	—	2,947	—	6,038

Adjusted cash EBITDA	$100,743	$39,707	$9,439	$7,690	$8,805	$34,314

(4)	Earnings, as adjusted were inadequate to cover fixed charges by $12.3 million in 2008.

(5)	Total deferred revenue includes both current and long-term portions of deferred revenue.

Risk factors

Described below are various risks and uncertainties that may affect our business. You should consider carefully the following risks, together with the other information contained in this Current Report on Form 8-K and in our other SEC filings. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks or uncertainties not presently known to us, or that we currently deem immaterial, could also materially adversely affect our business, financial condition or results of operations.

Risks related to our business

A substantial portion of our revenues are generated from contracts with U.S. Government agencies. Termination of these contracts at any given time could materially reduce our revenue and have a material adverse effect on our business.

Revenues from U.S. Government contracts accounted for 39% and 65% of our total revenues for the year ended December 31, 2008 and the six months ended June 30, 2009, respectively. U.S. Government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets due to budgetary constraints. Our primary contract with the U.S. Government, through the NGA, is the NextView imagery contract. On December 9, 2008, we entered into an SLA with the NGA under which the NGA agreed to purchase GeoEye-1 imagery from us through November 30, 2009. In September 2009, the SLA was extended through March 31, 2010. The SLA provides for monthly payments of up to $12.5 million, subject to a maximum reduction of 10% based on performance metrics. Payments under the SLA accounted for approximately 47% and 42% of our revenue for the three and six month periods ended June 30, 2009, respectively, and, during the three and six month periods ended June 30, 2009, we recognized $34.5 million and $49.0 million of revenue, respectively, under the SLA.

Although we anticipate that the U.S. Government will either extend this contract or enter into a new contract with us on or before March 31, 2010, the end of the current period of performance, there can be no assurances that either such events will occur or that the U.S. Government will continue to purchase imagery from us at its current level, if at all. If the NGA terminates or suspends any of its contracts with us, or changes its policies, priorities or funding levels, these actions would have a material adverse effect on our business, financial condition and results of operations.

Satellites have limited useful lives and are expensive to replace.

Satellites have limited useful lives. We determine a satellite’s useful life, or its expected operational life, using a complex calculation involving the probabilities of failure of the satellite’s components from design or manufacturing defects, environmental stresses, estimated remaining fuel or other causes.

The expected operational lives of our satellites are affected by a number of factors, including the quality of construction, the supply of fuel, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits in which the satellites are placed. Certain advanced components, such as its cameras, are integral to a satellite’s design functionality and expected operational life. The failure of satellite components can cause damage to, or loss of, the use of a satellite before the end of its expected operational life. Electrostatic storms or collisions with other objects could damage our satellites, which could in turn impair their design functionality. Such objects could include debris from exploded satellites and spent rocket stages, dead satellites and meteoroids. We cannot assure you that each satellite will remain in operation for its expected operational life. We expect the performance of any satellite to decline gradually near the end of its expected operational life.

Our GeoEye-1 satellite was launched in September 2008 and has an expected operational life of nine years. IKONOS, another of our satellites, was fully depreciated in June 2008. We currently expect to continue commercial operations with IKONOS through 2010 based on a study that was completed in August 2008 by the IKONOS manufacturer, which resulted in a revised life expectancy for IKONOS. However, there can be no assurance that IKONOS will maintain its prescribed orbit or remain commercially operational. During the last year OrbView-2 has on several occasions experienced operational anomalies related to various components. When these have occurred, OrbView-2 has switched into “safe-hold mode” in order to protect itself while our ground operations personnel work to restore its functionality, which has historically taken two weeks to several months. OrbView-2 is unable to provide imagery. OrbView-2 switched into safe-hold mode on September 15, 2009, and it continues to be in safe-hold mode as of the date hereof. While we have historically had success in returning OrbView-2 to operational status from this mode, we cannot assure you when, if ever, OrbView-2 will return to operational status. Due to the factors listed above, the functionality of any of our satellites may expire prior to our current expectations.

Replacing a satellite is expensive. We anticipate using funds generated from operations to develop and launch future high-resolution imagery satellites. If we do not generate sufficient funds from operations or we cannot obtain financing from outside sources, we will not be able to deploy new satellites to replace GeoEye-1 at the end of its expected operational life. We cannot assure you that we will be able to generate sufficient funds from operations or to raise additional capital on favorable terms or on a timely basis, if at all, to develop or deploy follow-on high-resolution satellites.

We cannot assure you that our satellites will operate as designed. We may experience in-orbit satellite failures or degradations in performance that could impair the commercial performance of our satellites, which could lead to lost revenue, an increase in our operating expenses, lower operating income or lost backlog.

Our satellites employ advanced technologies and sensors that are subject to severe environmental stresses in space that could affect the satellite’s performance. Hardware component problems in space could lead to degradation in performance or loss of functionality of the satellite, with attendant costs and revenue losses. In addition, human operators may execute improper implementation commands that negatively impact a satellite’s performance. Unanticipated catastrophic events, such as meteor showers or collisions with space debris, could reduce the performance of or completely destroy any of our satellites. Even if a satellite is operated properly, minor technical flaws in the satellite’s sensors could significantly degrade their performance, which could materially affect our ability to collect imagery and market our products successfully.

Our business model depends on our ability to sell imagery from our high-resolution satellites. We do not presently have plans to construct and launch a replacement satellite for IKONOS or OrbView-2 if either fails. During the last year OrbView-2 has on several occasions experienced operational anomalies related to various components. When these have occurred, OrbView-2 has switched into “safe-hold mode” in order to protect itself while our ground operations personnel work to restore its functionality, which has historically taken two weeks to several months. OrbView-2 is unable to provide imagery. OrbView-2 switched into safe-hold mode on September 15, 2009, and it continues to be in safe-hold mode as of the date hereof. While we have historically had success in returning OrbView-2 to operational status from this mode, we cannot assure you when, if ever, OrbView-2 will return to operational status.

Although we are developing the GeoEye-2 satellite program, if we decide to construct and launch GeoEye-2 that process will likely take approximately three to four years to complete. Accordingly, GeoEye-2 cannot be considered a near-term replacement if the GeoEye-1 satellite were to fail. In May 2009, we announced that we had identified an issue with a particular color imagery collection feature of GeoEye-1. While we have subsequently modified our operations mode to mitigate the risk associated with this imagery collection issue and believe that this was an isolated occurrence, we cannot assure you that our cameras will not experience similar issues in the future, which could have a material adverse affect on our collection capacity. Any other failure of our satellites or any interference with such satellites’ commercial operations could have a material adverse effect on our results of operations and business.

New or proposed satellites are subject to construction and launch delays, the occurrence of which can materially and adversely affect our operations.

In the past we have experienced delays in satellite construction and launch that have adversely affected our operations. Such delays can result from delays in the construction of satellites, procurement of requisite components, launch vehicles, the limited availability of appropriate launch windows, possible delays in obtaining regulatory approvals and launch failures. Failure to meet a satellite’s construction schedule, resulting in a significant delay in the future delivery of a satellite, could also adversely affect our marketing strategy for the satellite. Even after a satellite has been manufactured and is ready for launch, an appropriate launch date may not be available for several months. Further, any significant delay in the commencement of service of any of our satellites would allow customers who pre-purchased or agreed to utilize capacity on the satellite to terminate their contracts and could affect our plans to replace an in-orbit satellite prior to the end of its service life.

We operate in a highly competitive and specialized industry. The size and resources of some of our competitors may allow them to compete more effectively than we can, which could result in loss of our market share.

Our products and services compete with satellite and aircraft-based imagery and related products and services offered by a range of private and government providers. Certain of these competitors may have greater financial, personnel and other resources than we do.

Our major existing U.S. competitor for high-resolution satellite imagery is DigitalGlobe, Inc. (“DigitalGlobe”). DigitalGlobe currently operates two high-resolution satellites, Quickbird, launched in 2001, and WorldView-1, launched in September 2007 under NGA’s NextView Program. DigitalGlobe recently announced that its WorldView-2 satellite is scheduled to launch in October 2009. Our satellites have differing capabilities from those of DigitalGlobe. In particular, our satellites have the ability to produce color imagery unlike any of DigitalGlobe’s current satellites, and GeoEye-1’s image resolution of 0.41 meters is the highest resolution of any commercial satellite. However, we believe that WorldView-1 has, and, if successfully launched, WordView-2 will have, the ability to provide commercial customers with 0.5 meter resolution imagery. In addition, WorldView-2, if successfully launched, will have the ability to collect color imagery, which will strengthen DigitalGlobe’s position in the industry. Historically, we enjoyed a competitive advantage over DigitalGlobe regarding international markets because our high-resolution satellites had the capability to directly download imagery to customers’ ground stations. However, the WorldView-1 and WorldView-2 satellites now have the same capabilities. Additionally, both the Quickbird and WorldView-1 satellites have higher resolutions and more advanced technologies than our IKONOS satellite.

Our international competitors for high-resolution satellite imagery customers include Spot Image SA (France), India’s National Remote Sensing Agency, ImageSat International N.V. (Israel) and the governments of Korea and Taiwan. In addition, while operators of radar satellites provide a different type of satellite information, operators such as Cosmo-Skymed (Italy), TerraSar (Germany), and RADARSAT International (Canada) could nonetheless compete with us in the international market. Many of our international competitors are either governmental agencies or receive funding from their governments which may allow them greater flexibility in pricing than is available to us and would allow better access to certain customers.

We also compete with aerial and unmanned aerial vehicles (sometimes referred to as UAVs) and aerial providers of high-resolution imagery, whose offerings provide certain benefits over satellite-based imagery, including better resolution.

Our competitors, including DigitalGlobe, or our potential competitors could subsequently offer satellite-based imagery or other products and services with more attractive features than our products and services. The emergence of new remote imaging, or processing technologies, or imagery distribution strategies, even if not ultimately successful, could negatively affect our marketing efforts, ability to successfully penetrate existing or new markets using our existing technologies or retain our client base. Further, if competitors develop and launch satellites or other imagery content sources with more advanced capabilities and technologies than ours, or offer services at lower prices than ours, our business and results of operations could be harmed. Due to competitive pricing pressures, new product introductions by us or our competitors, or other factors, the average sales price of our products and services may have decreased from time to time. If we are unable to offset decreases in our average selling prices by increasing our sales volumes or by adjusting our product mix, our revenue and gross margins will decline. In addition, to maintain our gross margins, we must continue to develop and introduce new products and services and enhancements with higher margins. If we cannot maintain our gross margins, our financial position may be harmed.

U.S. and foreign governmental agencies may build and operate their own systems which could affect the current and potential market share of our products and services.

The U.S. Government currently relies and is likely to continue to rely on government-owned and operated systems for classified satellite-based high-resolution imagery. The U.S. Government could reduce its purchases from commercial satellite imagery providers or decrease the number of companies to which it contracts with no corresponding increase in the total amount spent.

The U.S. Government and foreign governments also may develop, construct, launch and operate their own imagery satellites, which could reduce their need to rely on commercial suppliers. In addition, such governments could sell Earth imagery from their satellites in the commercial market and thereby compete with our imagery products and services. These governments could also subsidize the development, launch and operation of imagery satellites by our current or future competitors. Any reduction in purchases of our products and services by the U.S. Government could have a material adverse effect on our business and the results of operations.

The success of our products and services will depend on market acceptance, and you should not rely on historic growth rates as an indicator of future growth.

Our success depends on existing markets accepting our imagery products and services and our ability to develop new markets. Our business plan is based on the assumption that we will generate significant future revenues from sales of high-resolution imagery produced by GeoEye-1 and IKONOS to current and new customers in our existing markets and to customers in new markets. The commercial availability of high-resolution satellite imagery is still a fairly new market. Consequently, it is difficult to predict accurately the ultimate size of the market and the market acceptance of our products and services. Our strategy to target certain markets for our satellite imagery relies on a number of assumptions, some or all of which may be incorrect. The actual market for our products and services could vary materially from the potential markets that we have identified causing us to target less promising markets and miss opportunities.

We cannot accurately predict whether our products and services will achieve significant market acceptance or whether there will be a market for our products and services on terms we find acceptable. Market acceptance of our commercial high-resolution Earth imagery products and services depends on a number of factors, including the quality, scope, timeliness, sophistication and price and services and the availability of substitute products and services. Lack of significant market acceptance of our offerings, or other products and services that utilize our products and services, delays in acceptance, failure of certain markets to develop or our need to make significant investments to achieve acceptance by the market would negatively affect our business, financial condition and results of operations.

We may not continue to grow in line with historical rates, or at all. If we are unable to achieve sustained growth, we may be unable to execute our business strategy, expand our business or fund our liquidity needs, and our prospects, financial condition and results of operations could be materially and adversely affected.

Interruption or failure of our infrastructure and image downloading systems could impair our ability to effectively perform our daily operations, protect and maintain the Earth imagery content stored in our image archives and provide our products and services, which could damage our reputation and harm our results of operations.

The availability of our products and services depends on the continuing operation of our infrastructure, information technology and communications systems. Any system downtime or damage to or failure of our systems could result in interruptions in our service, which could reduce our revenue and profits. Our systems are vulnerable to damage or interruption from floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers and ground stations have the ability to be powered by backup generators. However, if our primary source of power and the backup generators fail, our daily operations and operating results would be materially and adversely affected.

In addition, our ground stations and collection systems are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. Our satellite imagery is downloaded directly to our ground stations and then stored in our image archives for sale to our customers. As a result, our operations are dependent upon our ability to maintain and protect our Earth imagery content and our image archives and to provide our images to our customers, including our foreign distribution network and resellers. The impairment of our ability to perform any of these functions could result in lengthy interruptions in our services and/or damage to our reputation, which could have a material adverse effect on our financial condition and results of operations.

We rely on resellers and a foreign distribution network to market and sell our products and services in certain markets and to certain customers. If these distributors and resellers fail to market our products and services successfully, our business, financial condition and results of operations will be materially adversely affected.

We rely principally on foreign regional distributors to market and sell our imagery from the GeoEye-1 and IKONOS satellites internationally. We are currently intensifying our efforts to further develop our current and future operations in international markets. These regional distributors may not have the skill or experience to further develop regional commercial markets for our products and services. If we fail to enter into additional regional distribution agreements or if our foreign regional distributors fail to market and sell our imagery products and services abroad successfully, these failures could negatively impact our business, financial condition and results of operations.

We rely on resellers to develop, market and sell our products and services to address certain target markets, including certain industries and geographical markets. If our value-added resellers fail to develop, market and sell our products and services successfully, this failure could negatively affect our business, financial condition and results of operations.

Our international business exposes us to risks relating to increased regulation and political or economic instability in foreign markets.

Approximately 48% and 31% of our total revenues were derived from international sales, for the year ended December 31, 2008 and the six months ended June 30, 2009, respectively. We intend to continue to pursue international contracts and we expect to continue to derive substantial revenues from international sales of our products and services. International operations are subject to certain risks, such as:

•	changes in domestic and foreign governmental regulations and licensing requirements;

•	deterioration of relations between the U.S. and a particular foreign country;

•	increases in tariffs and taxes and other trade barriers;

•	repatriation of funds;

•	changes in political and economic stability, including fluctuations in the value of foreign currencies, which may make payment in U.S. dollars, as provided for under our existing contracts, more expensive for foreign customers; and

•	difficulties in obtaining or enforcing judgments in foreign jurisdictions.

These risks are beyond our control and could have a material adverse effect on our business.

Insurance coverage may be difficult and costly to obtain or maintain.

The terms of the agreements governing our indebtedness require us to obtain launch and in-orbit insurance for any future satellites we construct and launch. Additionally, the terms of the agreements governing our indebtedness require us to maintain specified levels of in-orbit operations insurance for GeoEye-1, to the extent that such coverage can be obtained at a premium that is not disproportionately high. With respect to GeoEye-1, we currently carry $250.0 million of in-orbit insurance, consisting of $63.0 million of in-orbit insurance in the event of the total loss of the satellite, expiring December 1, 2010, plus $187.0 million of in-orbit coverage to be paid if the satellite’s capabilities become impaired as measured against a set of specifications, of which $20.0 million expires on September 6, 2010, $117.0 million expires on December 1, 2010 and $50.0 million expires September 6, 2011. We believe that under current market conditions the premiums for additional coverage would be disproportionately high. This insurance is not sufficient to cover the cost of a replacement high-resolution imagery satellite such as GeoEye-1. With respect to IKONOS, we currently carry $20.0 million of in-orbit coverage to be paid if the satellite’s capabilities become impaired as measured against a set of specifications, expiring December 1, 2009. We do not carry any insurance coverage for the OrbView-2 satellite.

Insurance market conditions or factors outside our control at a time when we would seek required insurance, such as failure of a satellite using similar components or a similar launch vehicle, could cause premiums to be significantly higher than current estimates. Higher premiums on insurance policies will increase our costs. Should the future terms of launch and in-orbit insurance policies become less favorable than those currently available, this may result in limits on amounts of coverage that we can obtain or may prevent us from obtaining insurance at all. Any failure to obtain required insurance could cause a default under the agreements governing our indebtedness.

A partial or complete failure of a revenue-producing satellite, whether insured or not, could require additional, unplanned capital expenditures, an acceleration of planned capital expenditures, interruptions in service, a reduction in contracted backlog and lost revenue and could have a material adverse effect on our business, financial condition and results of operations.

The global financial crisis may impact our business, financial condition and results of operations in ways that we currently cannot predict.

The continuing credit crisis and related turmoil in the global financial system may have an impact on our business, our financial condition and results of operations. In particular, the cost of capital has increased substantially while the availability of funds from the capital markets has diminished significantly. Accordingly, our ability to access the capital markets may be restricted or be available only on terms we do not consider favorable. Limited access to the capital markets could adversely impact our ability to take advantage of business opportunities or react to changing economic and business conditions and could adversely impact our strategy.

The current economic situation could have an impact on our customers, causing them to fail to meet their obligations to us, which could have a material adverse effect on our revenue, results from operations and cash flows. State and local governments may be more vulnerable to the economic downturn and, accordingly, our aerial imagery services have and could continue to face greater exposure to this risk. For example, our revenue from production and other services decreased $2.0 million for the six months ended June 30, 2009 compared to the same period in 2008, which we believe was partially due to a decrease in state and local funding for imaging products from our digital aerial imagery services as a result of the economic downturn. A continued economic downturn coupled with the uncertainty and volatility of the global financial crisis may have further adverse impact on our business and our consolidated financial condition, results of operations and cash flows that we currently cannot predict or anticipate.

In addition, the current economic downturn has also led to concerns about the stability of financial markets generally and the financial strength of our counterparties. For example, if one or more of our insurance carriers fails, we may not receive the full amount of proceeds due to us in the event of loss or damage to one of our satellites. In addition, if we attempt to obtain future insurance in addition to, or replacement of, our existing coverage, the credit market turmoil could negatively impact our ability to obtain such insurance.

Our business is capital intensive, and we may not be able to raise adequate capital to finance our business strategies, including any future satellite, or we may be able to do so only on terms that significantly restrict our ability to operate our business.

The implementation of our business strategies requires a substantial outlay of capital. As we pursue our business strategies and seek to respond to opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures and there can be no assurance that we will be able to satisfy our capital requirements in the future. We currently expect that the majority of our future liquidity requirements will be satisfied by cash on hand, cash generated from our operations, possible payments by the U.S. Government and other possible external financing. However, we cannot provide assurances that our businesses will generate sufficient cash flow from operations or that future borrowings will be available in amounts sufficient to enable us to execute our business strategies.

Lending institutions have suffered and may continue to suffer losses due to their lending and other financial relationships, especially due to the general weakening of the global economy. As a result, changes in the financial markets may impact our ability to obtain new financing or refinance our existing debt on commercially reasonable terms and in adequate amounts, if at all. If we determine we need to obtain additional funds through external financing and are unable to do so, we may be prevented from fully implementing our business strategies. In particular, if we determine to construct and launch a new high-resolution satellite, we will require significant capital, and the timing of the construction will depend on our ability to raise the necessary capital on terms which we deem to be acceptable. Further, without an agreement with NGA with respect to GeoEye-2, we do not expect to invest the capital necessary to build and commission a new high-resolution satellite on an accelerated basis. Therefore, we would most likely proceed so that a new high-resolution satellite could be used as a replacement satellite for GeoEye-1 in the 2016 to 2017 timeframe, which would nonetheless require significant additional capital. Regardless of our desired delivery schedule, if any, we can provide no assurance that we will be able to raise sufficient capital to allow for the construction of a new high-resolution satellite.

Failure to obtain, or the revocation of, regulatory approvals could result in service interruptions and materially adversely affect our business, financial position and results of operations.

U.S. Government approvals. Operation of our satellites requires licenses from the U.S. Department of Commerce (“DoC”). The failure to obtain these licenses, or the revocation of one or more licenses, could adversely affect our ability to conduct our business. The DoC licenses provide that the U.S. Government may interrupt service or otherwise limit our ability to distribute satellite images to certain parties, including certain of our customers, in order to address national security or foreign policy concerns or because of the international obligations of the U.S. Actual or threatened interruptions or limitations on our service could adversely affect our ability to market our products. In addition, the DoC has the right to review and approve our agreements with foreign entities, including contracts with international customers for high-resolution imagery. We have received such approvals for the agreements in place with our existing international customers. However, such reviews could delay or prohibit us from executing new international agreements or renewals or extensions of our existing agreements, which could materially adversely affect our financial condition and results of operations.

We have in the past and may in the future supply certain of our international customers with access to ground stations that enable these customers to downlink data directly from our satellites. Exporting these ground stations and technical information relating to these stations may require us to obtain export licenses from the DoC or the U.S. Department of State. If the DoC or the U.S. Department of State does not issue these export licenses in connection with future exports, or if these licenses are significantly delayed or contain restrictions, or if the DoC or the U.S. Department of State revokes, suspends or denies a request for renewal of existing licenses, our business, financial condition and results of operations could be materially adversely affected.

Our operation of satellites and ground stations also requires licenses from the U.S. Federal Communications Commission (“FCC”). The FCC regulates the construction, launch and operation of our satellites, the use of satellite spectrum and the licensing of our ground stations terminals located within the United States. We currently have all required FCC licenses necessary to operate our business as it is currently conducted. However, these licenses have expiration dates which are expected to occur while the satellites and ground systems are still in use. The FCC generally renews licenses routinely, but there can be no assurance that our licenses will be renewed at their expiration dates for full terms or without adverse conditions. Failure to renew these licenses could have a material adverse affect on our ability to generate revenue and conduct our business as currently planned.

International registration and approvals. The use of satellite spectrum is subject to the requirements of the International Telecommunication Union. Additionally, satellite operators must abide by the specific laws of the countries in which downlink services are provided from the satellite to ground station terminals within such countries. Our customers or distributors are responsible for obtaining local regulatory approval from the governments in the countries in which they receive imagery downlinked directly from our satellites to ground stations within such countries. If the necessary approvals are not obtained, we will not be able to distribute real time imagery in those regions, and this inability to offer real time service in a foreign country could negatively affect our business. In addition, regulatory provisions in countries where we wish to operate may impose unduly burdensome restrictions on our operations. Our business may also be adversely affected if the national authorities where we plan to operate adopt treaties, regulations or legislation unfavorable to foreign companies or limiting the provision of our products and services.

Material weaknesses in our internal control over financial reporting resulted in material misstatements in our financial statements that required us to restate certain of our historical financial statements. If we fail to maintain effective internal control over financial reporting at a reasonable assurance level, we may not be able to accurately report our financial results or prevent fraud, which could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. During 2008, the Audit Committee of the Company’s Board of Directors, upon management’s recommendation, determined to restate our consolidated financial statements for the years ended December 31, 2006 and 2007 and unaudited consolidated financial statements for each of the quarterly periods in 2007 and the first quarterly period in 2008. Our management concluded that the accounting errors that necessitated the restatement resulted from control deficiencies in our internal control over financial reporting constituting material weaknesses. Specifically, management’s assessment of our internal control over financial reporting as of December 31, 2008 identified two material weaknesses; we: (i) had inadequate and ineffective controls over the periodic financial close process; and (ii) did not maintain effective controls over the accuracy and valuation of the provision for income taxes. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 9A. Controls and Procedures” of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on April 2, 2009, and “Item 4. Controls and Procedures” of our quarterly reports on Form 10-Q for the periods ended March 31 and June 30, 2009, filed with the SEC on May 12, 2009 and August 10, 2009, respectively. We have not fully remediated these material weaknesses. Until the material weaknesses are fully remediated, these material weaknesses could lead to errors in our reported financial results and could have a material adverse effect on our results of operations.

During the six months ended June 30, 2009, we have undertaken initiatives to remediate the material weaknesses described above, including hiring new accounting-related personnel and a new chief financial officer. We have also taken steps focused on improving revenue accounting controls and enhancing our monitoring of processes and controls.

Notwithstanding such efforts, the material weaknesses described above will not be remediated until the new controls operate for a sufficient period of time and are tested to enable management to conclude that the controls are effective. Our management will consider the design and operating effectiveness of these controls and will make any additional changes management determines appropriate.

Further, we cannot assure you that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses, and cause us to fail to timely meet our periodic reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the accuracy and reliability of periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated under Section 404. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information.

Our success depends upon a limited number of key personnel.

Our success depends on attracting, retaining and motivating highly skilled professionals. A number of our employees are highly skilled engineers and other professionals. In addition, our success depends to a significant extent upon the abilities and efforts of the members of our senior management. Competition for highly-skilled individuals is intense, and if we fail to continue to attract, retain and motivate such professionals, our ability to compete in our industry could be adversely affected.

Government audits of our contracts could result in a decrease in our earnings and have a negative effect on our cash position following an audit adjustment.

Our government contracts are subject to cost audits which may occur several years after the period to which the audit relates. If an audit identifies significant unallowable costs, we could incur a charge to our earnings or reduction in our cash position.

Use of proceeds

On September 17, 2009, we announced a proposed private placement of $350 million in aggregate principal amount of Senior Secured Notes due 2015 (the “Notes Offering”) to qualified institutional buyers under Rule 144A and outside of the United States in compliance with Regulation S of the Securities Act. The following table sets forth the estimated sources and uses of the proceeds from the Notes Offering, assuming the offering closed on June 30, 2009. Actual amounts will vary from the estimated amounts depending on the actual closing date, actual fees and expenses incurred in connection with the Notes Offering and the rate of participation in the Tender Offer.

Sources of Funds		Uses of Funds
(in millions)		(in millions)

Senior Secured Notes(1)	$350.0	Purchase of Floating Rate Notes(2)	$275.3
		General corporate purposes(1)(3)	62.7
		Estimated fees and expenses(1)(4)	12.0

Total Sources	$350.0	Total Uses	$350.0

(1)	Assumes that an aggregate principal amount of $350 million of Senior Secured Notes will be issued in the Notes Offering at an offering price of 100% of face amount. To the extent that the Senior Secured Notes are issued at an offering price of less than 100% of face amount, then the use of funds for general corporate purposes will be reduced by the difference to reflect the reduction in cash available. For example, a 1% discount on $350 million in principal amount of Senior Secured Notes would result in a reduction in net proceeds of $3.5 million, which would result in a reduction in cash available for general corporate purposes of $3.5 million.

(2)	Assumes that all of the holders of our Floating Rate Notes will participate in the Tender Offer and will receive the Total Consideration of $1,070 for each $1,000 in principal amount of Floating Rate Notes tendered plus accrued and unpaid interest through, but not including, the settlement date. This amount will be reduced to the extent that less than all of the holders of our Floating Rate Notes tender their Floating Rate Notes in the Tender Offer. In that event, we will use a portion of the net proceeds to redeem the Floating Rate Notes not tendered in the Tender Offer and discharge the indenture governing the Floating Rate Notes by irrevocably depositing with the trustee for the Floating Rate Notes funds for the benefit of the holders of the Floating Rate Notes as will be sufficient to redeem the Floating Rate Notes not tendered in the Tender Offer at a rate of $1,040 for each $1,000 in principal amount of Floating Rate Notes plus an estimate of accrued and unpaid interest on such principal amount of such notes through January 22, 2010, the date on which we will redeem any outstanding Floating Rate Notes.

(3)	Includes working capital and expected investments in the GeoEye-2 satellite program. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—GeoEye-2 satellite.”

(4)	Includes fees and expenses in connection with the Notes Offering and the Tender Offer. To the extent that the Senior Secured Notes are issued at an offering price of less than 100% of face amount, expenses will be increased by the amount of the discount.

Selected historical consolidated financial data

We derived the selected historical consolidated statement of operations data, statement of cash flows data and the other data for each of the three years ended December 31, 2008, and balance sheet data as of December 31, 2007 and 2008 presented below from our audited consolidated financial statements incorporated by reference into this offering memorandum. We have derived the selected historical consolidated statement of operations data, statement of cash flows data and the other data for each of the two years ended December 31, 2005, and balance sheet data as of December 31, 2004, 2005 and 2006 presented below from our audited consolidated financial statements not incorporated by reference into this offering memorandum. The historical statement of operations data, statement of cash flows data for the six months ended June 30, 2008 and 2009, and the summary historical consolidated balance sheet data as of June 30, 2009, have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this offering memorandum. In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the data for the periods presented. Our historical results are not necessarily indicative of our future performance. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. You should read the selected historical consolidated financial data together with the other information contained in this Current Report on Form 8-K as well as the historical consolidated financial statements, including the related notes, appearing in our SEC filings.

						Six months ended
	December 31,					June 30,
						2008	2009
	2004	2005	2006	2007	2008	(unaudited)	(unaudited)

Statements of operations data:
Revenues	$31,020	$40,702	$151,168	$183,023	$146,659	$70,131	$117,912
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	12,421	15,570	55,790	64,628	76,241	35,219	46,400
Depreciation and amortization	21,923	23,191	31,908	16,474	11,357	6,469	24,396
Selling, general and administrative	11,156	11,696	21,444	22,737	32,965	16,570	21,552
Inventory impairment and satellite impairment settlement(1)	—	—	—	—	3,296	1,141	—

Total operating expenses	45,500	50,457	109,142	103,839	123,859	59,399	92,348

Earnings (loss) from operations	(14,480)	(9,755)	42,026	79,184	22,800	10,732	25,564
Loss from early extinguishment of debt(2)	—	2,758	—	—	—	—	—
Interest expense, net	10,259	11,742	22,022	14,189	11,452	5,758	14,180
Other non-operating (income) expense(3)	—	—	—	(3,010)	1,000	—	—

Earnings (loss) before provision (benefit) for income taxes	(24,739)	(24,255)	20,004	68,005	10,348	4,974	11,384
(Benefit) provision for income taxes	(2,466)	(9,852)	17,030	39,535	(16,267)	6,350	3,569

Net earnings (loss)	$(22,273)	$(14,403)	$2,974	$28,470	$26,615	$(1,376)	$7,815

						Six months ended
	December 31,					June 30,
						2008	2009
	2004	2005	2006	2007	2008	(unaudited)	(unaudited)

Cash flow data:
Net cash provided by (used in) operating activities	$27,500	$131,381	$115,191	$70,933	$(1,872)	$36,027	$(11,301)
Net cash (used in) investing activities	(3,530)	(185,448)	(157,064)	(32,441)	(124,187)	(46,179)	(49,525)
Net cash provided by (used in) financing activities	22,190	220,006	9,805	(6,107)	6,031	1,075	1,848
Capital expenditures	3,530	177,607	123,116	60,159	127,937	49,929	53,338
Other data:
Adjusted EBITDA(4)	$10,895	$14,860	$75,103	$100,743	$39,707	$18,244	$50,989

	Year ended	Six months ended
	December 31,	June 30,
	2008	2009

Ratio of earnings to fixed charges	—(5)	1.63

	As of December 31,					As of June 30,
						2009
	2004	2005	2006	2007	2008	(unaudited)

Balance sheet data :
Cash, cash equivalents, and short-term investments	$60,565	$226,504	$199,684	$234,324	$110,546	$47,755
Satellite, property, plant and equipment, net	$134,903	$275,091	$396,066	$419,837	$510,893	$543,604
Total assets	$258,641	$614,538	$752,601	$853,090	$794,605	$785,314
Total deferred revenue(6)	$24,491	$130,221	$192,278	$203,635	$239,946	$248,223
Total long term debt	$85,018	$245,361	$246,075	$246,789	$247,502	$247,859
Stockholders’ equity	$88,354	$147,539	$153,327	$193,209	$230,404	$240,988

(1)	During 2008, we determined that $2.2 million of certain inventory costs related to a terminated customer contract should be written off. During the first quarter of 2008, we also had a $1.1 million post-launch in-orbit milestone payment obligation due to Orbital Sciences in connection with the ongoing performance of OrbView-3 that was written off in the first quarter of 2007 in conjunction with the loss of OrbView-3. The obligation was subsequently settled and paid in April 2008.

(2)	During 2005, we repaid our senior notes due 2008 out of existing cash received pursuant to the exercise of warrants by certain investors during the first quarter of 2005. This payment included $0.6 million outstanding interest expense, $1.2 million of write-off of the unamortized portion of consent fee payments, and $0.9 million incentive payments to certain executive officers for refinancing the notes prior to their maturity in 2008.

(3)	We recorded a loss of $36.1 million in the first quarter of 2007 due to the impairment of the OrbView-3 satellite. We submitted an insurance claim on June 8, 2007 and received the full proceeds during the third quarter of 2007 and recognized the net $3.0 million as non-operating gain. Also, during the fourth quarter of 2008 we impaired a cost-method investment in the amount of $1.0 million. Total deferred revenue includes both current and long-term portions of deferred revenue.

(4)	Adjusted EBITDA is a non-GAAP financial measure that represents net income (loss) before depreciation and amortization expenses, net interest income or expense, income tax expense (benefit), non-cash loss on inventory and investment impairments and non-cash stock compensation expense. We present adjusted EBITDA to enhance understanding of our operating performance. We use adjusted EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, adjusted EBITDA is not a recognized term under financial performance under GAAP, and our calculation of adjusted EBITDA may not be comparable to the calculation of similarly titled measures of other companies.

The use of adjusted EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	it does not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	it does not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	it does not reflect cash requirements for the payment of income taxes when due;

•	it does not reflect working capital requirements;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as net earnings, to measure our performance. Our calculation of adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

The definition of adjusted cash EBITDA as that term is used in the indenture governing the Notes differs from adjusted EBITDA as presented above. The principal difference is that the definition used in the indenture governing the Notes excludes the amortization of NextView Program cost share revenue related to our NGA contract. The following table is a reconciliation of net income (loss) to adjusted EBITDA and further reconciliation of adjusted EBITDA to adjusted cash EBITDA:

						Six months ended
	December 31,					June 30,
						2008	2009
	2004	2005	2006	2007	2008	(unaudited)	(unaudited)

Statements of operations data:
Net income (loss)	$(22,273)	$(14,403)	$2,974	$28,470	$26,615	$(1,376)	$7,815
Add:
Loss from extinguishment of debt	—	2,758	—	—	—	—	—
Interest expense, net	10,259	11,742	22,022	14,189	11,452	5,758	14,180
Provision (benefit) for income taxes	(2,466)	(9,852)	17,030	39,535	(16,267)	6,350	3,569
Depreciation and amortization	21,923	23,191	31,908	16,474	11,357	6,469	24,396
Non-cash loss on inventory and investment impairments	—	—	—	—	3,154	—	—
Non-cash stock-based compensation expense	3,452	1,424	1,169	2,075	3,396	1,043	1,029

Adjusted EBITDA	$10,895	$14,460	$75,103	$100,743	$39,707	$18,244	$50,989

Less:
NextView Program cost share revenue recognition	—	—	—	—	——	—	8,985

Adjusted cash EBITDA	$10,895	$14,460	$75,103	$100,743	$39,707	$18,244	$42,004

(5)	Earnings, as adjusted were inadequate to cover fixed charges by $8.8 million in 2008.

(6)	Total deferred revenue includes both current and long-term portions of deferred revenue.

Management’s discussion and analysis of
financial condition and results of operations

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes and the discussions under “—Critical accounting policies,” which describes key estimates and assumptions we make in the preparation of our consolidated financial statements, and “Risk factors,” which describes key risks associated with our operations and industry. Percentages presented in the tables throughout our discussion and analysis of financial condition and results of operations may reflect rounding adjustments and consequently totals may not appear to sum.

Overview

GeoEye is a premier global provider of Earth imagery, image processing services and imagery information products to government organizations and commercial businesses. We own and operate three Earth imaging satellites, GeoEye-1, IKONOS and Orbview-2, and three aircraft with advanced aerial imagery collection capabilities. GeoEye-1 is the world’s highest resolution commercial imaging satellite. In addition to our leading imagery collection capabilities, we are a global leader in the creation of enhanced imagery information products and services though our multi-source image production and processing facilities. Our products and services provide our customers with timely, accurate and accessible location intelligence. We serve the growing national and international demand for highly detailed imagery and precision mapping for applications such as national defense and intelligence, online imagery, environmental monitoring, urban planning, infrastructure planning and monitoring, resource management, and emergency preparedness. We own one of the largest commercial color digital satellite imagery libraries in the world, which contains high-resolution color imagery covering over 327 million square kilometers. We believe the combination of our satellite and aerial imaging capabilities, our enhanced image production and processing facilities and our color digital imagery library differentiate us from our competitors and enable us to deliver a comprehensive range of imaging products and services. See “Our business—Recent developments.”

Our revenues are derived from the sale of imagery collected principally by our satellites, from production and other services provided to our customers and from the amortization of deferred revenue relating to cost share amounts received from the NGA under our NextView contract. Revenues are generally recognized upon delivery of products or services. Revenues from NGA cost share amounts under our NextView contract are recognized on a straight-line basis over the expected nine-year operational life of our GeoEye-1 satellite, which started commercial operations in February 2009. Our operating expenses principally comprise direct costs of revenue (principally labor and overhead, subcontractor, purchased imagery and satellite insurance), depreciation and amortization, principally relating to our satellites, and selling, general and administrative expenses, which include costs associated with administrative and general management functions, as well as costs from marketing, advertising, promotion and other selling expenses. Our expenses also include interest expense on our Floating Rate Notes. We capitalize the portion of the premiums associated with the insurance coverage of the launch and in-orbit commissioning period of our commercial satellites. Accordingly, prior to the start of GeoEye-1’s commercial operations, we capitalized a portion of insurance premiums in the cost of the satellite that will be amortized over the estimated life of GeoEye-1, which is nine years. Following launch and in-orbit commissioning, insurance premium amounts are charged to expense ratably over the related policy periods.

Impact of significant transactions

GeoEye-1 satellite, NextView Program and Service Level Agreement

The NGA announced in March 2003 that it intended to support, through the NextView Program, the continued development of the commercial satellite imagery industry. The NGA also announced that it intended to award two imagery providers with contracts to support the engineering, construction and launch of new high-resolution satellites. On September 30, 2004, the NGA awarded us a contract as the second provider under the NextView Program and, as a result, we contracted for the construction of a new satellite, GeoEye-1 and began delivering imagery from GeoEye-1 to the NGA in the first quarter of 2009.

The GeoEye-1 satellite was launched in September 2008 and started commercial operations on February 5, 2009. The NGA certified GeoEye-1’s imagery as meeting its specifications on February 20, 2009 at which point the satellite commenced full operations. GeoEye-1 is currently the world’s highest-resolution and highest-accuracy commercial imagery satellite, which offers both black and white and color imagery. The GeoEye-1 satellite was constructed as part of our participation in the NextView Program. We achieved deployment of GeoEye-1 for less than the maximum cost specified in our NextView contract with the NGA.

Total final capitalized costs (including financing and launch insurance costs) of the GeoEye-1 satellite and related ground systems were $483.5 million. Approximately $8.2 million of this amount was payable to subcontractors at June 30, 2009. Under the NextView contract, the NGA agreed to support the project with a cost share totaling approximately $237.0 million spread out over the course of the project development and subject to various milestones. On March 19, 2009, the NGA paid us the final installment of its cost share obligation. We recognize this revenue on a straight-line basis over the estimated nine-year operational life of the satellite. During the three and six month periods ended June 30, 2009, we recognized $6.0 million and $9.0 million of deferred revenue under the NextView contract, respectively.

On December 9, 2008, we entered into the SLA with the NGA under which the NGA agreed to purchase GeoEye-1 imagery from us through November 30, 2009. The SLA provides for monthly payments of $12.5 million, subject to a maximum reduction of 10% based on performance metrics. Under the SLA, to the extent that less than $12.5 million is paid by NGA in any month, the shortfall is used to fund an extension of the contract. On September 1, 2009, the NGA extended the SLA through March 31, 2010, on essentially the same business terms as the prior agreement. During the three and six month periods ended June 30, 2009, we recognized $34.5 million and $49.0 million of revenue under the SLA, respectively.

In addition to the SLA modification to the NextView contract, we received new U.S. Government awards during the first and second quarters of 2009 totaling more than $25.0 million to supply geospatial products and services. Under these awards, which are expected to be completed during 2010, we will provide the NGA a significant amount of value-added, imagery-based geospatial-intelligence products. We began delivering imagery to the NGA under the new awards in the first quarter of 2009 and recognized $1.9 million of imagery revenue during the three months ended June 30, 2009 and $2.1 million during the six months ended June 30, 2009.

Results of operations

Comparison of the three months ended June 30, 2008 and 2009

	For the three months ended June 30,				Change between
	2008		2009		2008 and 2009
		% of		% of
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Revenues	$34,219	100.0%	$72,701	100.0%	$38,482	112.5%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	17,319	50.6	22,808	31.4	5,489	31.7
Depreciation and amortization	3,196	9.3	15,936	21.9	12,740	398.6
Selling, general and administrative	8,605	25.1	10,098	13.9	1,493	17.4
Satellite impairment settlement	(9)	—	—	—	9	(100.0)

Total operating expenses	29,111	85.1	48,842	67.2	19,731	67.8

Income from operations	5,108	14.9	23,859	32.8	18,751	367.1

Interest expense, net	2,030	5.9	8,618	11.9	6,588	324.5

Income before provision for income taxes	3,078	9.0	15,241	21.0	12,163	395.2

Provision for income taxes	3,636	10.6	5,689	7.8	2,053	56.5

Net income (loss)	$(558)	(1.6)	$9,552	13.1	$10,110	1,811.8

Revenues

	For the three months ended June 30,				Change between
	2008		2009		2008 and 2009
		% of		% of
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Imagery	$22,941	67.0%	$56,370	77.5%	$33,429	145.7%
NextView cost share	—	—	6,038	8.3	6,038	100.0
Production and other services	11,278	33.0	10,293	14.2	(985)	(8.7)

Total revenues	$34,219	100.0	$72,701	100.0	$38,482	112.5

Imagery revenues primarily include imagery sales, as well as affiliate access fees and operations and maintenance fees. NextView cost share revenues includes the recognition of deferred revenue related to the cost share amounts from NGA. Imagery revenues increased $33.4 million to $56.4 million for the three months ended June 30, 2009 from $22.9 million in the same period in 2008 primarily due to the provision of GeoEye-1 imagery to the NGA under the SLA modification to the NextView contract. Production and other services revenues decreased $1.0 million to $10.3 million for the three months ended June 30, 2009 from $11.3 million in the same period in 2008 primarily due to decreases in state and local funding for imaging products from our digital aerial imagery services and to a lesser extent, declines in SeaStar revenue, in each case we believe as a result of the recent economic downturn. As a result of recent production orders, we expect production services revenues to increase in the foreseeable future.

Total domestic and foreign revenues were as follows:

	For the three months ended June 30,				Change between
	2008		2009		2008 and 2009
		% of		% of
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Domestic	$18,448	53.9%	$50,425	69.4%	$31,977	173.3%
Foreign	15,771	46.1	22,276	30.6	6,505	41.2

Total revenues	$34,219	100.0	$72,701	100.0	$38,482	112.5

Domestic revenues include those from the SLA, recognition of deferred revenue related to the cost share payments from NGA, commercial imagery sales, as well as sales of value-added products and services. Domestic revenues increased $32.0 million to $50.4 million for the three months ended June 30, 2009 from $18.4 million in the same period in 2008 primarily due to the provision of GeoEye-1 imagery to the NGA under the SLA and orders for GeoEye-1’s satellite imagery. Foreign revenues include access fee agreements with our international regional affiliates, regional affiliate ground station operation and maintenance contracts and commercial imagery sales. Foreign revenues increased $6.5 million to $22.3 million for the three months ended June 30, 2009 from $15.8 million in the same period in 2008 primarily due to our international regional affiliates initiating agreements for access to GeoEye-1 while continuing to maintain their agreements for access to IKONOS.

Direct costs

	For the three months ended June 30,				Change between
	2008		2009		2008 and 2009
		% of		% of
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Labor and overhead	$6,190	18.1%	$12,229	16.8%	$6,039	97.6%
Subcontractor	6,444	18.8	7,396	10.2	952	14.8
Purchased imagery and other	4,535	13.3	2,657	3.7	(1,878)	(41.4)
Satellite insurance	150	0.4	526	0.7	376	250.7

Total direct costs of revenue	$17,319	50.6	$22,808	31.4	$5,489	31.7

Direct costs of revenue include the costs of operating our satellites and related ground systems, as well as construction and on-going costs related to our operations and maintenance contracts. Subcontractor costs primarily include payments to third parties for support to operate the IKONOS satellite and its related ground systems. Purchased imagery and other costs include payments to international regional affiliates to purchase IKONOS imagery collected by them in their exclusive regions which we resell to our customers. Labor and overhead costs increased $6.0 million for the three months ended June 30, 2009 compared to the same period in 2008 primarily due to increased labor and overhead related to the maintenance of the GeoEye-1 satellite, which was not operational during the three months ended June 30, 2008, and to decreased capitalized labor as a result of GeoEye-1 operations. Subcontractor expenses increased $1.0 million for the three months ended June 30, 2009 compared to the same period in 2008 due to costs incurred related to imagery collections issues with the GeoEye-1 satellite. Purchased imagery and other costs decreased $1.9 million for the three months ended June 30, 2009 compared to the same period in 2008 primarily due to our increased sale of images from GeoEye-1 instead of purchasing IKONOS imagery for resale from our regional affiliates as was our prior practice prior to the launch of GeoEye-1. Satellite insurance increased $0.4 million for the three months ended June 30, 2009 compared to the same period in 2008 due to the amortization of insurance premiums for GeoEye-1.

Depreciation and amortization

	For the three months ended June 30,				Change between
	2008		2009		2008 and 2009
		% of		% of
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Depreciation	$2,493	7.3%	$15,276	21.0%	$12,783	512.8%
Amortization	703	2.1	660	0.9	(43)	(6.1)

Total depreciation and amortization	$3,196	9.3	$15,936	21.9	$12,740	398.6

The increase of $12.8 million in depreciation for the three months ended June 30, 2009 compared to the same period in 2008 was primarily due to GeoEye-1’s commencement of operations in February 2009. Amortization expense is primarily associated with acquired contracts and customer relationship intangibles from our acquisitions of MJ Harden Associates Inc. (“MJ Harden”) and Space Imaging in prior years.

Selling, general and administrative expenses

	For the three months ended June 30,				Change between
	2008		2009		2008 and 2009
		% of		% of
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Payroll and related costs	$5,378	15.7%	$5,555	7.6%	$177	3.3%
Professional fees	2,547	7.4	3,245	4.5	698	27.4
Other	680	2.0	1,298	1.8	618	90.9

Total selling, general and administrative expenses	$8,605	25.1	$10,098	13.9	$1,493	17.4

Selling, general and administrative expenses include the costs of the finance, administrative and general management functions as well as the costs of marketing, advertising, promotion and other selling expenses. The increase of $1.5 million for the three months ended June 30, 2009 compared to the same period in 2008 was primarily attributable to professional fees for accounting and tax related services.

Interest expense, net

	For the three months ended June 30,				Change between
	2008		2009		2008 and 2009
		% of		% of
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Interest expense	$9,380	27.4%	$8,696	12.0%	$(684)	(7.3%	)
Capitalized interest	(5,617)	(16.4)	—	—	5,617	100.0
Interest income	(1,733)	(5.1)	(78)	(0.1)	1,655	95.5

Total interest expense, net	$2,030	5.9	$8,618	11.9	$6,588	324.5

Interest expense related to the Floating Rate Notes was $8.7 million and $9.5 million for the three months ended June 30, 2009 and 2008, respectively. Interest expense, net, increased due to decreased capitalization of interest due to the commencement of GeoEye-1’s operations in February 2009 but the increase was offset in part by declining interest rates applicable on the Floating Rate Notes during the three months ended June 30, 2009.

The Floating Rate Notes bear interest at a rate per annum, reset semi-annually, equal to the greater of six-month LIBOR or 3%, plus a margin of 9.5%. In connection with the issuance of the Floating Rate Notes, we entered into an interest rate swap arrangement in June 2005 pursuant to which the effective interest rate under the Floating Rate Notes was fixed at 13.75% through July 1, 2008. In February 2008, we entered into a $250.0 million interest rate cap agreement that is intended to protect us from increases in interest rates by limiting our interest rate exposure to the three-month LIBOR with a cap of 4.0%. The cap option cost was $0.5 million and is effective July 1, 2008 through January 1, 2010. As of June 30, 2009 the fair value of the interest rate cap was immaterial.

Interest income decreased by $1.7 million for the three months ended June 30, 2009 as compared to the same period in 2008, primarily due to lower cash and investment balances and lower interest rates.

Provision for income taxes

Our effective tax rate for the year ended December 31, 2008 was 42.5% and is estimated to be 37.2% for the year ending December 31, 2009. Income tax expense was $5.7 million and $3.6 million including discrete items for the three months ended June 30, 2009 and 2008, respectively. Our effective tax rate exclusive of discrete items differs from the federal tax rate primarily due to state and local income taxes, adjustments to our recorded valuation allowance and permanent tax difference items.

We record liabilities related to uncertain tax positions in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes. FIN 48 provides a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that our company has taken or expects to take on a tax return. The total liability for unrecognized tax benefits as of June 30, 2009 and December 31, 2008 was $0.7 million and $1.4 million, respectively. During the six months ended June 30, 2009, we reversed $0.7 million related to the settlement of penalty and interest claims from our 2007 income tax filings. The majority of the remaining balance represents penalties and interest relating to federal and state income tax filings which would impact our effective tax rate if recognized.

Comparison of six months ended June 30, 2008 and 2009

	For the six months ended June 30,
	2008		2009
		% of		% of	Change between 2008 and 2009
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Revenues	$70,131	100.0%	$117,912	100.0%	$47,781	68.1%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	35,219	50.2	46,400	39.4	11,181	31.7
Depreciation and amortization	6,469	9.2	24,396	20.7	17,927	277.1
Selling, general and administrative	16,570	23.6	21,552	18.3	4,982	30.1
Satellite impairment settlement	1,141	1.6	—	—	(1,141)	(100.0)

Total operating expenses	59,399	84.7	92,348	78.3	32,949	55.5

Income from operations	10,732	15.3	25,564	21.7	14,832	138.2

Interest expense, net	5,758	8.2	14,180	12.0	8,422	146.3

Income before provision for income taxes	4,974	7.1	11,384	9.7	6,410	128.9

Provision for income taxes	6,350	9.1	3,569	3.0	(2,781)	(43.8)

Net income (loss)	$(1,376)	(2.0)	$7,815	6.6	$9,191	668.0

Revenues

	For the six months ended June 30,
	2008		2009
		% of		% of	Change between 2008 and 2009
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Imagery	$47,853	68.2%	$88,684	75.2%	$40,831	85.3%
NextView cost share	—	—	8,985	7.6	8,985	100.0
Production and other services	22,278	31.8	20,243	17.2	(2,035)	(9.1)

Total revenues	$70,131	100.0	$117,912	100.0	$47,781	68.1

Imagery revenues increased $40.8 million to $88.7 million for the six months ended June 30, 2009 from $47.9 million in the same period in 2008 primarily due to the provision of GeoEye-1 imagery to the NGA under the SLA and otherwise. Production and other services revenues decreased $2.0 million for the six months ended June 30, 2009 compared to the same period in 2008 primarily due to the timing of production and a decrease in state and local funding for imaging products from our digital aerial imagery services as a result of the economic downturn.

As a result of recent production orders, we expect production services revenues to increase in the foreseeable future.

Total domestic and foreign revenues were as follows:

	For the six months ended June 30,
	2008		2009
		% of		% of	Change between 2008 and 2009
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Domestic	$39,398	56.2%	$81,357	69.0%	$41,959	106.5%
Foreign	30,733	43.8	36,555	31.0	5,822	18.9

Total revenues	$70,131	100.0	$117,912	100.0	$47,781	68.1

Domestic revenues increased $42.0 million to $81.4 million for the six months ended June 30, 2009 from $39.4 million in the same period in 2008 primarily due to the provision of GeoEye-1 imagery to the NGA under the SLA and for the GeoEye-1 satellite imagery. Foreign revenues increased $5.8 million to $36.6 million for the six months ended June 30, 2009 from $30.7 million in the same period in 2008 primarily due to our international regional affiliates initiating agreements for access to GeoEye-1 while continuing to maintain their agreements for access to IKONOS.

Direct costs

	For the six months ended June 30,
	2008		2009
		% of		% of	Change between 2008 and 2009
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Labor and overhead	$12,908	18.4%	$21,006	17.8%	$8,098	62.7%
Subcontractor	11,978	17.1	13,273	11.3	1,295	10.8
Purchased imagery and other	10,033	14.3	6,267	5.3	(3,766)	(37.5)
Satellite insurance	300	0.4	5,854	5.0	5,554	1,851.3

Total direct costs of revenue	$35,219	50.2	$46,400	39.4	$11,181	31.7

Labor and overhead costs increased $8.1 million for the six months ended June 30, 2009 compared to the same period in 2008 primarily due to increased labor and overhead related to the maintenance of the GeoEye-1 satellite, which was not operational during the six months ended June 30, 2008, and to decreased capitalized labor as a result of GeoEye-1 operations. Purchased imagery and other costs decreased $3.8 million for the six months ended June 30, 2009 from the same period in 2008 primarily due to the use of images from GeoEye-1 instead of purchasing IKONOS imagery from our regional affiliates as was our prior practice. Satellite insurance increased $5.6 million for the six months ended June 30, 2009 compared to the same period in 2008 due to the amortization of insurance premiums for GeoEye-1 satellite which began operations in February 2009.

We currently maintain insurance policies for the GeoEye-1 satellite, with combined coverage of $250.0 million for in-orbit and total loss. During the second quarter of 2009, we reassessed the allocation of total premium costs between launch and in-orbit insurance and the expected consumption pattern of the total insurance premium costs. Based on our change in accounting estimate, we reclassified approximately $22.0 million from prepaid insurance expense to the capitalized costs of the GeoEye-1 satellite.

Depreciation and amortization

	For the six months ended June 30,
	2008		2009
		% of		% of	Change between 2008 and 2009
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Depreciation	$5,102	7.3%	$23,067	19.6%	$17,965	352.1%
Amortization	1,367	1.9	1,329	1.1	(38)	(2.8)

Total depreciation and amortization	$6,469	9.2	$24,396	20.7	$17,927	277.1

The increase of $18.0 million in depreciation for the six months ended June 30, 2009 from the same period in 2008 was primarily due to the GeoEye-1 satellite’s commencement of operations in February 2009. We began depreciating the GeoEye-1 satellite and the related ground systems on February 15, 2009.

Selling, general and administrative expenses

	For the six months ended June 30,
	2008		2009		Change between 2008 and 2009
(in thousands, except percentages)	Amount	% of Revenue	Amount	% of Revenue	Amount	%

Payroll and related costs	$10,605	15.1%	$11,130	9.4%	$525	5.0%
Professional fees	4,061	5.8	7,958	6.7	3,897	96.0
Other	1,904	2.7	2,464	2.1	560	29.4

Total selling, general and administrative expenses	$16,570	23.6	$21,552	18.3	$4,982	30.1

The increase of $5.0 million for the six months ended June 30, 2009 compared to the same period in 2008 was primarily attributable to professional fees for accounting and tax related services as we continue to develop our internal accounting infrastructure.

Interest expense, net

The composition of interest expense, net was as follows:

	For the six months ended June 30,
	2008		2009
		% of		% of	Change between 2008 and 2009
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Interest expense	$20,620	29.4%	$17,402	14.8%	$(3,218)	(15.6%	)
Capitalized interest	(11,135)	(15.9)	(2,919)	(2.5)	8,216	73.8
Interest income	(3,727)	(5.3)	(303)	(0.3)	3,424	91.9

Total interest expense, net	$5,758	8.2	$14,180	12.0	$8,422	146.3

Interest expense, net increased due to decreased capitalization of interest due to the commencement of GeoEye-1’s operations in February 2009 offset in part by declining interest rates applicable on the Floating Rate Notes for the six months ended June 30, 2009. Interest expense related to the Floating Rate Notes was $17.4 million and $18.9 million for the six months ended June 30, 2009 and 2008, respectively. We recorded an unrealized loss of $1.7 million in interest expense for the six months ended June 30, 2008 on the interest rate swap agreement.

Interest income decreased by $3.4 million for the six months ended June 30, 2009 as compared to the same period in 2008, primarily due to lower cash and investment balances and lower interest rates.

Provision for income taxes

Income tax expense was $3.6 million and $6.4 million including discrete items for the six months ended June 30, 2009 and 2008, respectively. Our effective tax rate exclusive of discrete items differs from the federal tax rate primarily due to state and local income taxes, adjustments to our recorded valuation allowance and permanent tax difference items.

Comparison of years ended December 31, 2007 and 2008

	For the year ended December 31,
	2007		2008
		% of		% of	Change between 2007 and 2008
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Revenues	$183,023	100.0%	$146,659	100.0%	$(36,364)	(19.9%	)
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	64,628	35.3	76,241	52.0	11,613	18.0
Depreciation and amortization	16,474	9.0	11,357	7.7	(5,117)	(31.1)
Selling, general and administrative	22,737	12.4	32,965	22.5	10,228	45.0
Inventory impairment and satellite impairment settlement	—	0.0	3,296	2.2	3,296	100.0

Total operating expenses	103,839	56.7	123,859	84.5	20,020	19.3

	For the year ended December 31,
	2007		2008
		% of		% of	Change between 2007 and 2008
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Earnings from operations	79,184	43.3	22,800	15.5	(56,384)	(71.2)
Interest expense, net	14,189	7.8	11,452	7.8	(2,737)	(19.3)
Other non-operating expense (income)	(3,010)	(1.6)	1,000	0.7	4,010	(133.2)

Earnings before provision for income taxes	68,005	37.2	10,348	7.1	(57,657)	(84.8)

(Benefit) provision for income taxes	39,535	21.6	(16,267)	(11.1)	(55,802)	(141.1)

Net earnings	$28,470	15.6	$26,615	18.1	$(1,855)	(6.5)

Revenues

	For the year ended December 31,
	2007		2008
		% of		% of	Change between 2007 and 2008
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Imagery	$146,707	80.2%	$102,102	69.6%	$(44,605)	(30.4%	)
Production and other services	36,316	19.8	44,557	30.4	8,241	22.7

Total revenues	$183,023	100.0	$146,659	100.0	$(36,364)	(19.9)

Imagery revenues decreased $44.6 million to $102.1 million in 2008 from $146.7 million in 2007 due primarily to a reduction in NGA imagery orders, offset by $7.2 million related to the sale of a ground station. Production and other services revenues increased $8.2 million in 2008 to $44.6 million from $36.3 million in 2007 primarily due to production orders for NGA and commercial customers, increasing by $5.5 million, and revenue from MJ Harden, acquired in March 2007, increasing by $4.1 million, offset by decreases in international production and other revenue sources.

Direct Costs

	For the year ended December 31,
	2007		2008
		% of		% of	Change between 2007 and 2008
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Labor and overhead	$26,033	14.2%	$29,380	20.0%	$3,347	12.9%
Subcontractor	31,263	17.1	29,460	20.1	(1,803)	(5.8)
Purchased imagery and other	7,332	4.0	17,401	11.9	10,069	137.3

Total direct costs of revenue	$64,628	35.3	$76,241	52.0	$11,613	18.0

Purchased imagery and other costs include payments to international regional affiliates to purchase imagery collected in their exclusive regions and costs related to ground station upgrade sales. Purchased imagery and other costs increased $10.1 million in 2008 from 2007 primarily due to increased purchased imagery of $1.8 million in 2008 and an increase of $6.2 million in direct costs related to the sales of ground station upgrades.

Depreciation and amortization

	For the year ended December 31,
	2007		2008
		% of		% of	Change between 2007 and 2008
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Depreciation	$13,784	7.5%	$8,624	5.9%	$(5,160)	(37.4%	)
Amortization	2,690	1.5	2,733	1.9	43	1.6

Total depreciation and amortization	$16,474	9.0	$11,357	7.7	$(5,117)	(31.1)

The decrease of $5.1 million in depreciation in 2008 from 2007 was primarily due to the reduction of depreciation expense for IKONOS, which was fully depreciated in June 2008, and for OrbView-3 which was declared inoperable in March 2007.

Selling, general and administrative expense

	For the year ended December 31,
	2007		2008
		% of		% of	Change between 2007 and 2008
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Payroll and related costs	$11,685	6.4%	$16,239	11.1%	$4,554	39.0%
Professional fees	5,602	3.1	9,781	6.7	4,179	74.6
Other	5,450	3.0	6,945	4.7	1,495	27.4

Total selling, general and administrative expenses	$22,737	12.4	$32,965	22.5	$10,228	45.0

The increase of $10.2 million in 2008 is primarily attributable to staff increases in the telecommunications, accounting and other support services functions, as well as professional fees for accounting and tax related services.

Inventory impairment and satellite impairment settlement

During 2008, we determined that $2.2 million of certain inventory costs related to a terminated customer contract should be written off.

We had a post-launch in-orbit milestone payment obligation with Orbital Sciences in connection with the ongoing performance of OrbView-3 that was written off in the first quarter of 2007 in conjunction with the loss of OrbView-3. The obligation was subsequently settled and $1.1 million was paid in April 2008.

Interest expense, net

The composition of interest expense, net is as follows:

	For the year ended December 31,
	2007		2008
Interest expense, net		% of		% of	Change between 2007 and 2008
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Interest expense	$42,478	23.2%	$38,844	26.5%	$(3,634)	(8.6% )
Capitalized interest	(20,103)	(11.0)	(22,657)	(15.4)	(2,554)	12.7
Interest income	(8,186)	(4.5)	(4,735)	(3.2)	3,451	(42.2)

Total interest expense, net	$14,189	7.8	$11,452	7.8	$(2,737)	(19.3)

Interest expense, net includes interest expense on our Floating Rate Notes, amortized prepaid financing costs, amortization of debt discount, market adjustments to fair value of the related derivative instruments and excludes capitalized interest expense associated with the construction of the GeoEye-1 satellite and related ground systems and interest income.

Interest expense, net declined due to increased capitalization of interest and declining interest rates applicable on the Floating Rate Notes. Interest expense related to the Floating Rate Notes was $36.4 million and $39.0 million for the years ended December 31, 2008 and 2007, respectively. In 2007, interest expense on our $50.0 million indebtedness incurred on January 10, 2006 to finance our purchase of Space Imaging (“SI Credit Agreement”) was $0.4 million. Our final payment for this debt occurred in February 2007.

In connection with the issuance of the Floating Rate Notes, we entered into an interest rate swap arrangement in June 2005 pursuant to which the effective interest rate under the Floating Rate Notes was fixed at 13.75% through July 1, 2008. The fair value of the derivative instrument at December 31, 2007 was approximately $1.9 million and was included in other assets on the consolidated balance sheet. In February 2008, we entered into a $250.0 million interest rate cap agreement that is intended to protect us from increases in interest rates by limiting our interest rate exposure to the three-month LIBOR with a cap of 4.0%. The cap option cost was $0.5 million and is effective July 1, 2008 through January 1, 2010. As of December 31, 2008 the fair value of the interest rate cap was immaterial.

On the settlement of the interest rate swap on July 1, 2008, we recorded a realized loss of $0.5 million. We recorded unrealized losses of $1.9 million and $3.1 million on the derivative instruments for the years ended December 31, 2008 and 2007, respectively. These amounts are included in net interest expense.

In 2008, interest income decreased primarily due to decreased cash balances and lower interest rates.

Other non-operating expense

During the fourth quarter of 2008 we impaired a cost-method investment in the amount of $1.0 million.

We recorded a loss of $36.1 million in the first quarter of 2007 due to the impairment of the OrbView-3 satellite. We submitted an insurance claim on June 8, 2007 and received the full proceeds during the third quarter of 2007 and recognized the net $3.0 million as a non-operating gain.

Provision for income taxes

We recorded an income tax benefit of $16.3 million for 2008 and an income tax provision of $39.5 million for 2007. Tax provisions were calculated using our estimated annual effective tax rate of approximately 42% and 39% for 2008 and 2007, respectively, prior to the application of discrete items.

We adopted the provisions of FIN 48 effective January 1, 2007. In the second quarter of 2008, we completed an updated analysis of our tax accounting methods, and we discovered that we had incorrectly excluded from taxable income $194.0 million of cost-share payments received through 2007 from the U.S. Government under the NextView Program. For financial reporting purposes, we will continue to recognize these cost-share payments as deferred revenue. However, for tax purposes, we recognized previously unrecorded tax expense and deferred tax assets for income tax and related penalties and interest as required under FIN 48 within our previously restated financial statements. Penalties and interest amounts, which were recorded as income tax expense, totaled $4.1 million in 2008, $14.0 million in 2007 and $11.5 million in 2006. Additional reserve amounts representing underpaid income tax of $67.6 million related to the NextView Program were also recorded, creating a deferred tax asset for financial reporting purposes.

On August 8, 2008, we filed an application for change in method of tax accounting for the NextView cost-share payments with the Internal Revenue Service (“IRS”). As a result of the filing of the application for change in method of accounting, management believes all of the tax-related reserves for this item are eliminated. Consequently, we reversed the FIN 48 reserve in the third quarter of 2008 by recording a $29.6 million benefit to income tax expense and the creation of a deferred tax liability in the amount of $67.6 million. In addition, we recorded additional reserves of $1.8 million during the third quarter of 2008, principally for interest and penalties related to late payment of tax for the 2007 tax year resulting from our recalculation in 2008 of our tax net operating losses that were available to offset 2007 taxable income. As of December 31, 2008, FIN 48 reserve amounts have been adjusted to $1.4 million to reflect anticipated interest and penalties.

Beginning in 2008, this new tax accounting method for cost-share payments required us to recognize the NextView related payments for tax purposes in the tax year in which we are entitled to receive them. As a result of our method change request filed with the IRS, cost share payments for years prior to 2008 will be included in our taxable income ratably over a four-year period which began in 2008, which is allowed under current tax law.

We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The statutes of limitations for tax years 2005 through 2008 have not expired and thus these years remain subject to examination by the IRS. The statute of limitations for the 2003 and 2004 tax years have not expired as a result of the late filings of the federal tax returns for these years. Significant state jurisdictions that remain subject to examination include Colorado, Virginia and Missouri for tax years 2003 through 2008.

Comparison years ended December 31, 2006 and 2007

	For the year ended December 31,
	2006		2007
		% of		% of	Change between 2006 and 2007
	Amount	Revenue	Amount	Revenue	Amount	%
(in thousands, except percentages)	(as restated)		(as restated)

Revenues	$151,168	100.0%	$183,023	100.0%	$31,855	21.1%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	55,790	36.9	64,628	35.3	8,838	15.8
Depreciation and amortization	31,908	21.1	16,474	9.0	(15,434)	(48.4)
Selling, general and administrative	21,444	14.2	22,737	12.4	1,293	6.0

Total operating expenses	109,142	72.2	103,839	56.7	(5,303)	(4.9)

Earnings from operations	42,026	27.8	79,184	43.3	37,158	88.4

Interest expense, net	22,022	14.6	14,189	7.8	(7,833)	(35.6)
Other non-operating income	—	—	(3,010)	(1.6)	(3,010)	—

Earnings before provision for income taxes	20,004	13.2	68,005	37.2	48,001	240.0

Provision for income taxes	17,030	11.3	39,535	21.6	22,505	132.1

Net earnings	$2,974	2.0	$28,470	15.6	$25,496	857.3

Revenues

	For the year ended December 31,
	2006		2007
		% of		% of	Change between 2006 and 2007
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Imagery	$128,725	85.2%	$146,707	80.2%	$17,982	14.0%
Production and other services	22,443	14.8	36,316	19.8	13,873	61.8

Total revenues	$151,168	100.0	$183,023	100.0	$31,855	21.1

The increase of $31.9 million to $183.0 million in 2007 from $151.2 million in 2006 was attributable to a $18.0 million increase in imagery sales deliveries under contracts with the U.S. Government (principally NGA) and a $13.9 million increase in production and other services, most of which also was attributable to NGA. Revenues of $6.6 million from MJ Harden, which was acquired in March 2007, were also included in production and services.

Direct Costs

	For the year ended December 31,
	2006		2007
		% of		% of	Change between 2006 and 2007
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Labor and overhead	$18,616	12.3%	$26,033	14.2%	$7,417	39.8%
Subcontractor	26,880	17.8	31,263	17.1	4,383	16.3
Purchased imagery and other	10,294	6.8	7,332	4.0	(2,962)	(28.8)

Total direct costs of revenue	$55,790	36.9	$64,628	35.3	$8,838	15.8

The $8.8 million increase in direct costs of revenue in 2007 from 2006 was primarily due to volume increases in our production and other services and $7.9 million additional direct costs from the March 2007 acquisition of MJ Harden.

Depreciation and amortization

	For the year ended December 31,
	2006		2007
		% of		% of	Change between 2006 and 2007
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Depreciation	$29,711	19.7%	$13,784	7.5%	$(15,927)	(53.6%	)
Amortization	2,197	1.5	2,690	1.5	493	22.4

Total depreciation and amortization	$31,908	21.1	$16,474	9.0	$(15,434)	(48.4)

Depreciation decreased $15.4 million for the year ended December 31, 2007 primarily due to the write-off of OrbView-3 and related assets in 2007. Amortization expense is primarily associated with acquired contracts and customer relationships.

Selling, general and administrative expense

	For the year ended December 31,
	2006		2007		Change between
		% of		% of	2006 and 2007
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Payroll and related costs	$11,915	7.9%	$11,685	6.4%	$(230)	(1.9%	)
Professional fees	5,030	3.3	5,602	3.1	572	11.4
Other	4,499	3.0	5,450	3.0	951	21.1

Total selling, general and administrative expenses	$21,444	14.2	$22,737	12.4	$1,293	6.0

Selling, general and administrative expenses increased slightly in 2007 from 2006 primarily due to increased additional stock-based compensation expense over 2006.

Interest expense, net

The composition of interest expense, net is as follows:

	For the year ended December 31,
	2006		2007
Interest expense, net		% of		% of	Change between 2006 and 2007
(in thousands, except percentages)	Amount	Revenue	Amount	Revenue	Amount	%

Interest expense	$46,180	30.5%	$42,478	23.2%	$(3,702)	(8.0% )
Capitalized interest	(15,626)	(10.3)	(20,103)	(11.0)	(4,477)	28.7
Interest income	(8,532)	(5.6)	(8,186)	(4.5)	346	(4.1)

Total interest expense, net	$22,022	14.6	$14,189	7.8	$(7,833)	(35.6)

Interest expense, net declined $7.8 million in 2007 from 2006 primarily due to our final payment in February 2007 of our $50.0 million under the SI Credit Agreement and increased capitalized interest. Interest expense related to the Floating Rate Notes was $39.0 million and $38.1 million for the years ended December 31, 2007 and 2006, respectively. Interest expense on the SI Credit Agreement was $0.4 million and $10.7 million for the years ended December 31, 2007 and 2006, respectively.

In June 2005, we entered into an interest rate swap agreement, effectively hedging $250.0 million of our Floating Rate Notes for three years, ending July 1, 2008. As a result of entering into the agreement, the interest rate relating to the hedged portion of its debt was fixed at 13.75%. We recorded an unrealized loss on this derivative instrument of $3.1 million for the year ended December 31, 2007 and an unrealized gain of $2.6 million for the year ended December 31, 2006 in interest expense.

Liquidity and capital resources

	December 31,			June 30,
	2006	2007	2008	2009

Cash, cash equivalents, and short-term investments	$199,684	$234,324	$110,546	$47,755
Working capital	$137,282	$162,048	$75,878	$32,747
Current ratio(1)	2.5:1	2.3:1	1.7:1	1.3:1

(1)	Represents the ratio of current assets to current liabilities.

	For the year ended			For the six months
	December 31,			ended June 30,
	2006	2007	2008	2008	2009

Cash provided (used) from:
Operating activities	$115,191	$70,933	$(1,872)	$36,027	$(11,301)
Investing activities	(157,064)	(32,441)	(124,187)	(46,179)	(49,525)
Financing activities	9,805	(6,107)	6,031	1,075	1,848
Capital expenditures (included in investment activities)	$123,116	$60,159	$127,937	$49,929	$53,338

Our principal sources of liquidity are unrestricted cash, cash equivalents and accounts receivable. Our primary cash needs are for working capital, capital expenditures and debt service.

We believe that we currently have sufficient resources to meet our operating requirements through the next twelve months. However, our ability to continue to be profitable and generate positive cash flow through our operations beyond that period is dependent on the continued expansion of commercial and government services and adequate customer acceptance of our products and services.

Cash flow items

Net cash (used in) provided by operating activities

Net cash used in operating activities was $11.3 million for the six months ended June 30, 2009 and net cash provided by operating activities was $36.0 million for the six months ended June 30, 2008. The decrease of $47.3 million in the six months ended June 30, 2009 from the same period in 2008 was primarily due to: (1) an increase in accounts receivable due primarily to the new NGA contracts, (2) a $20.1 million transfer of unrestricted cash and cash equivalents to restricted cash to secure certain performance obligation guarantees (pursuant to these guarantees, in July 2009 we received a $19.7 million prepayment for a multi year contract), and (3) a decrease in accounts payable and accrued expenses due to the timing of vendor payments offset by an increase in deferred revenue.

Net cash used in investing activities

Net cash used in investing activities was $49.5 million and $46.2 million for the six months ended June 30, 2009 and 2008, respectively. Capital expenditures increased by $3.3 million in the six months ended June 30, 2009 compared to the same period in 2008. The increase in capital expenditures was primarily attributable to subcontractor payments after the successful launch of GeoEye-1 in February 2009 in addition to other capital expenditures for GeoEye-2 of approximately $22.3 million during the six months ended June 30, 2009. We are continuing to evaluate our options regarding the timing and structure for financing the potential construction of GeoEye-2 in conjunction with the selection of the satellite builder and our discussions with the U.S. Government.

Net cash provided by financing activities

Net cash provided by financing activities was $1.8 million and $1.1 million for the six months ended June 30, 2009 and 2008, respectively and was related to the issuances of common stock primarily due to exercise of warrants. Net cash provided by financing activities was $6.0 million in 2008 and was related to the issuances of common stock related to stock options and warrants exercised.

GeoEye-2 satellite

We believe that demand for satellite imagery from the U.S. Government will increase beyond the available supply in the 2013 timeframe. Given the long lead time associated with providing additional capacity, we entered into a contract with ITT Corporation during the third quarter of 2007 pursuant to which ITT has commenced work on the advanced camera for GeoEye-2, which could be used to accelerate the deployment of GeoEye-2 so that it could be commercially available in the 2013 timeframe. As of June 30, 2009 we have spent a total of $52.2 million on components of GeoEye-2. We view these expenditures as prudent and believe they will position us to move quickly should an opportunity arise to expand our existing NGA relationship to a new satellite. We do not expect to build or commission the GeoEye-2 satellite on an accelerated basis without assurances from the NGA of an expanded NGA agreement. Only when we have visibility on the expected contractual demand for a new satellite from the NGA do we expect to make a decision as to whether to invest the capital necessary to build and commission GeoEye-2 on an accelerated basis. Further, without an agreement with NGA with respect to GeoEye-2, we do not expect to invest the capital necessary to build and commission a new high-resolution satellite on an accelerated basis. Prior to building and commissioning a new high-resolution satellite, we will require significant capital, and the timing of the construction will depend on our ability to raise the necessary capital on terms which we deem to be acceptable. If we decide to construct and launch a new high-resolution satellite that process will likely take approximately three to four years to complete. If we were not to build GeoEye-2 on an accelerated basis, we would most likely proceed so that a new high-resolution satellite could be used as a replacement satellite for GeoEye-1 in the 2016 to 2017 timeframe.

Long term debt

On June 29, 2005, we issued the Floating Rate Notes. At June 30, 2009, the carrying value of the Floating Rate Notes, net of unamortized discount of $2.1 million, was $247.9 million.

The Floating Rate Notes bear interest at a rate per annum, reset semi-annually, equal to the greater of six-month LIBOR or 3%, plus a margin of 9.5%. The rate as of June 30, 2009 was 12.50%. Total interest expense related to the Floating Rate Notes for the six months ended June 30, 2009 and 2008, was $17.4 million and $18.9 million, respectively. In February 2008, we entered into a $250.0 million interest rate cap agreement to protect us from rises in interest rates by limiting our interest rate exposure to three-month LIBOR with a cap of 4.0%. The cap was effective July 1, 2008 and terminates January 1, 2010. The Floating Rate Notes, together with associated one-time charges of approximately $17.5 million of tender costs will be paid using the proceeds from the Notes Offering, and up to $8.5 million of unamortized issuance costs and $2.1 million of unamortized original issue discount expenses, will be expensed. See “Use of proceeds.”

Contracted backlog

We have historically had and currently have a substantial backlog, which provides some assurance regarding our future revenue expectations. Backlog reduces the volatility of our net cash provided by operating activities more than would be typical for a company outside our industry.

Our backlog was approximately $325.2 million at June 30, 2009. Backlog includes our SLA with the NGA, access fee agreements with our international regional affiliates, regional affiliate ground station operations and maintenance contracts, commercial imagery contracts and value-added products and services.

Our backlog as of June 30, 2009 included approximately $111.3 million of contracts with the U.S. Government, including approximately $67.1 million related specifically to the SLA, but not including the SLA extension of from the NGA with a maximum value of $50.0 million. Most of our government contracts are funded incrementally on a year-to-year basis; however, certain foreign government and commercial customers have signed multi-year contracts.

Capital expenditures

For 2008, our capital expenditures included $116.3 million for satellites and ground systems and $11.6 million for property, plant and equipment. We currently expect our 2009 total capital expenditures to range from approximately $75.0 million to $85.0 million. We intend to fund our future capital expenditure requirements through cash on hand, cash provided from operating activities, the proceeds from the Notes Offering and, if necessary, additional borrowings or funding from a customer or customers.

Off-balance sheet arrangements

We lease various real properties under operating leases that generally require us to pay taxes, insurance, maintenance and minimum lease payments. Some of our leases have options to renew.

We do not have any other significant off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Contractual obligations and commercial commitments

The following table sets forth estimates of future payments of our consolidated contractual obligations, as of December 31, 2008:

	Payments due by year
Contractual obligations						2014 and
(in thousands)	2009	2010	2011	2012	2013	thereafter	Total

Long-term debt obligations	$—	$—	$—	$250,000	$—	$—	$250,000
Operating lease obligations	2,003	2,045	1,711	891	363	132	7,145
Interest expense on long-term debt(1)	31,634	31,634	31,634	15,817	—	—	110,719

Total contractual obligations	$33,637	$33,679	$33,345	$266,708	$363	$132	$367,864

(1)	Represents contractual interest payment obligations on the $250.0 million outstanding principal balance of our Floating Rate Notes, which bear interest at a rate per annum, reset semi-annually, equal to the greater of six-month LIBOR or 3.0%, plus a margin of 9.5%, which was 12.65% at December 31, 2008 and 12.50% at June 30, 2009.

Operating leases

We have commitments for operating leases primarily relating to equipment and office and operating facilities. These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. Substantially all of these leases have lease terms ranging from three to ten years. Total rental expense under operating leases for the three months ended June 30, 2009 and 2008 were approximately $0.5 million and $0.4 million, respectively and for the six months ended June 30, 2009 and 2008 were approximately $1.0 million and $0.8 million, respectively.

Contingencies

We may, from time to time, be party to various lawsuits, legal proceedings and claims arising in the normal course of business. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of any existing or known threatened proceedings, even if determined adversely, should not have a material adverse impact on our financial results or operations.

Controls and procedures

As noted in “Risk factors”, as of December 31, 2008, we identified two material weaknesses in our internal control over financial reporting. To remediate these material weaknesses and to strengthen our internal control over financial reporting, we are currently enhancing our control environment and control activities intended to address the material weaknesses in our internal control over financial reporting and to remedy the ineffectiveness of our disclosure controls and procedures. During the six months ended June 30, 2009, we initiated remediation initiatives summarized below which are continuing and which are intended to address our material weaknesses in internal control over financial reporting.

•	We hired a new Chief Financial Officer with relevant accounting and financial experience, skills and knowledge to manage our accounting and financial staff and enhance the financial statement preparation process.

•	We have hired senior level accounting staff to oversee financial reporting, revenue and payroll functions.

•	We have and are in the process of hiring and have identified additional resources with relevant accounting experience, skills and knowledge, to enhance and supplement the account closing and financial statement preparation process.

•	We initiated a search for a Tax Director to prepare and facilitate all tax related information as required to calculate the tax provision, monitor the tax depreciation for all fixed assets, and monitor satellite and research and development expenses for proper tax treatment. We continue to work with an experienced third party accounting firm in the preparation and analysis of our interim and annual income tax accounting to ensure compliance with generally accepted accounting principles and to ensure corporate compliance with tax regulations.

•	We continued to foster awareness and understanding of standards and principles for accounting and financial reporting across our finance and non-finance functions. This includes (i) an integrated approach to monitoring financial performance among our finance and non-finance functions; (ii) clarification of specific accounting policies and procedures; and (iii) continuous monitoring of compliance with policies and procedures.

•	We continued to review and improve our revenue accounting controls. Specifically, we have and plan to continue to enhance the review of our customer contracts and amendments thereto, to determine revenue recognition and accounting implications and to improve our compliance with the policies and procedures we designed to ensure revenue was recorded in the proper period, including reviews and approvals over initial revenue recognition and reconciliation of revenue accounts.

•	We enhanced the monitoring of processes and controls to ensure that appropriate account reconciliations and journal entry controls are performed, documented and reviewed as part of our standard procedures, in a timely manner.

•	We monitored the processes and controls to ensure sustainment of the improvements made to our control environment.

•	We retained outside consultants with relevant accounting experience, skills and knowledge, working under our supervision and direction to enhance oversight and assist with the account closing and financial statement preparation process until we can hire the internal resources described above.

•	We conducted additional analyses and substantive procedures, including preparation of account reconciliations and making additional adjustments to confirm the accuracy and completeness of our financial reporting until we can put in place permanent processes and controls as described above.

Additionally, in early September 2009, we hired a new Tax Director, which concluded our search process mentioned above.

Notwithstanding such efforts, the material weaknesses described above will not be remediated until the new controls operate for a sufficient period of time and are tested to enable management to conclude that the controls are effective. Our management will consider the design and operating effectiveness of these controls and will make any additional changes management determines appropriate.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Document Description
99.1	Press Release dated September 17, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2009	GEOEYE, INC.
	By:	/s/ Joseph F. Greeves

Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated September 17, 2009